Exhibit 10.1

Execution Version

ASSET AND EQUITY PURCHASE AGREEMENT

BY AND AMONG

SOLELY FOR THE PURPOSES OF Section 7.5,
AUBREY DRAKE GRAHAM
Guarantor

AND

ABG-OVO LLC
AS THE IP BUYER

AND

SOLELY FOR THE PURPOSES OF Section 2.11(f), Section 5.12 and Section 7.4(a)(iii),
AUTHENTIC BRANDS GROUP LLC
As abg

AND

October’s Very Own IP Holdings
AS THE IP SELLER

AND

OWL OPCO, LLC
AS THE EQUITY BUYER

AND

October’s Very Own ULC
AS THE EQUITY SELLER

AND

October’s Very Own Merchandising Inc.
October’s Very Own Merchandising US Inc.
October’s Very Own Merchandising Ltd.
AS THE COMPANIES

dated as of August 24, 2026

Page

-i-

(continued)

Page

-ii-

(continued)

Page

-iii-

EXHIBITS

Exhibit A Adjustment Statement

Exhibit B Estimated Closing Statement

Exhibit C Allocation Schedule

Exhibit D R&W Insurance Policy

Exhibit E Pre-Closing Reorganization

Exhibit F Claims

Exhibit G Flow of Funds Memorandum

-iv-

ASSET AND EQUITY purchase AGREEMENT

THIS ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of August 24, 2026, is made by and among, solely for the purposes of Section 7.5, Aubrey Drake Graham (“Guarantor” or “Drake”), ABG-OVO LLC, a Delaware limited liability company (the “IP Buyer”), solely for the purposes of Section 2.11(f), Section 5.12, and Section 7.4(a)(iii), Authentic Brands Group LLC, a Delaware limited liability company (“ABG”), October’s Very Own IP Holdings, an Ontario general partnership (the “IP Seller”), Owl Opco, LLC, a Delaware limited liability company (the “Equity Buyer”, together with the IP Buyer, the “Buyers”, and any one of them, a “Buyer”), October’s Very Own ULC, a British Columbia unlimited liability company (the “Equity Seller”, together with IP Seller, the “Sellers”, and any one of them, a “Seller”), October’s Very Own Merchandising Inc., an Ontario corporation (the “Canadian Company”), October’s Very Own Merchandising US Inc., a Delaware corporation (the “US Company”), and October’s Very Own Merchandising Ltd. (the “UK Company” and, collectively with the Canadian Company and the US Company, the “Companies”). Guarantor, Sellers, the Companies, ABG and Buyers shall be referred to herein from time to time together as the “Parties”, and each individually, as a “Party”.

WHEREAS, the IP Seller owns (or will own, following the consummation of the Interim Assignment Agreements) all of the IP Assets (as defined herein) and the Transferred IP Contracts (as defined herein) (the “Purchased Assets”) and the Equity Seller owns all of the issued and outstanding equity of the Companies (the “Purchased Equity”);

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, the IP Buyer will purchase from the IP Seller, and the IP Seller will sell to the IP Buyer, the Purchased Assets at the Asset Closing Time (the “Asset Purchase Transaction”) and, immediately after the Subscription Transaction and the Repayment of Debt, the Equity Buyer will purchase from the Equity Seller, and the Equity Seller will sell to the Equity Buyer, the Purchased Equity (including, for the avoidance of doubt, the Subscribed Equity) at the Equity Closing Time (the “Equity Purchase Transaction”); and

WHEREAS, upon the Asset Closing Time and prior to Equity Closing Time, (i) the Equity Seller shall subscribe for, and the Canadian Company shall issue thereto, the Subscribed Equity (such subscription and issuance, the “Subscription Transaction”) and (ii) thereafter, the Sellers shall cause the repayment and satisfaction in full of the OVO Debt (as defined herein), including, but not limited to, the automatic and unconditional release, termination and discharge in full of all Liens (other than Permitted Liens) related thereto (such transactions, collectively, the “Repayment of Debt”).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“A&R LLCA” means the amended and restated agreement of limited liability company agreement of the IP Buyer.

“ABG” means Authentic Brands Group LLC.

“ABG Equity” has the meaning specified in Schedule 1.1 of the Disclosure Schedules.

“Accountants” has the meaning set forth in Section 2.8(c).

“Accounting Principles” means, in the following order of priority: (i) ASPE; and (ii) to the extent consistent with clause (i), the accounting methods, principles, judgments, practices, policies, classifications, procedures and estimation methodologies as those utilized in preparing the Financial Statements.

“Adjustment Holdback Amount” means $250,000.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, by contract or otherwise, and the terms “controlled,” “controlling,” “under common control with” and “controlled by” have meanings correlative thereto. For purposes of this Agreement, from and after the Equity Closing Time, the Companies and their Subsidiaries shall be deemed Affiliates of Equity Buyer.

“After Discovered IP” has the meaning set forth in Section 6.7(b).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all Software, embodied artificial intelligence, and related hardware or equipment with respect thereto.

“Ancillary Agreements” means, collectively, the following Contracts to be executed and delivered at the Asset Closing: (i) the Omnibus Agreement, (ii) the IP Assignment Agreements, and (iii) the A&R LLCA.

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.6.

“ASPE” means the Canadian accounting standards for private enterprises as defined in the Chartered Professional Accountants of Canada Handbook - Accounting Part II, as applicable from time to time.

“Asset Allocation Schedule” has the meaning set forth in Section 2.12.

“Asset Closing” has the meaning set forth in Section 2.10.

“Asset Closing Time” means 9:00 a.m. (Toronto Time) on the Closing Date.

“Asset Purchase Price” has the meaning set forth in Section 2.4.

“Asset Purchase Transaction” has the meaning set forth in the Recitals.

“Authorization” means any permit, certificate, registration, license, approval, consent, directive, clearance, exemption, waiver, Order, or other authorization issued or required by or obtained from any Governmental Entity with respect to the Companies.

“Bankruptcy and Extraordinary Remedy Exception” means the extent that enforceability of an agreement may be limited by (a) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights or (b) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

“Beneficiaries” has the meaning set forth in Section 8.7.

“Books and Records” means, with respect to the Companies, their Subsidiaries and the Business, all books, records, files, customer and supplier lists, business reports, plans and projections, including corporate books, financial data and records, copies of filed Tax Returns, in each case, if any, and all other documentation, correspondence and other information (in whatever medium and wherever situated, including all data and information stored electronically or on computer-related media), but excludes all privileged communications and all documentation containing such communications, in each case, related to the Transactions.

“Business” means, collectively, the Merchandising Business and the IP Business.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Toronto, Canada and New York City, New York are open for the general transaction of business.

“Business IP” means, collectively, the IP Assets and the Company Licensed IP.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Related Persons” means Buyers and their Affiliates and their respective Representatives (which include, as a Buyer Related Person in respect of the Equity Buyer, the Companies and their Subsidiaries).

“Buyers” or “Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Canadian Company” has the meaning set forth in the Recitals.

“Canadian Company or Subsidiary” means any Company or Subsidiary that is resident in Canada for purposes of the Tax Act or that carries on business in Canada and is subject to Tax under the Tax Act or any analogous Law of any province or territory of Canada.

“Cash Amount” means, as of the Determination Time, the aggregate amount of Cash and Cash Equivalents as of such time, determined in accordance with the Accounting Principles. For purposes of determining the Cash Amount, the Parties shall convert any amounts stated in currency other than United States dollars into United States dollars at the rate of exchange in effect as of the given time as published on Oanda.com.

“Cash and Cash Equivalents” means (a) the sum of unrestricted cash, cash deposits, cash equivalents and liquid investments of the Companies and their Subsidiaries, plus (b) all deposited but uncleared bank deposits and cash held by counterparties of the Companies and their Subsidiaries (in each case, to the extent not reflected as a current asset in the determination of the Closing Working Capital), minus (c) all outstanding checks and cash posted with the Companies and their Subsidiaries by counterparties (in each case, to the extent not reflected as a current liability in the determination of Closing Working Capital).

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).

“Claims” means claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, obligations, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing; and, without limiting the generality of the foregoing, Claims shall include, if the context requires, all matters set forth on Exhibit F.

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing Working Capital” means, as of the Determination Time, an amount (which may be positive or negative) equal to current assets of the Companies and their Subsidiaries as of such time minus current liabilities of the Companies and their Subsidiaries, in each case, which shall be comprised of the components set forth on Exhibit A (including all deferred rent), and which shall be determined in accordance with the Accounting Principles; provided, however, that, for purposes of calculating Closing Working Capital, none of the following shall be included in either current assets or current liabilities: (a) assets or liabilities of the Companies or any Subsidiary thereof relating to Income Taxes or any deferred Income Tax assets or liabilities of the Companies or any Subsidiary thereof (but for greater certainty shall not exclude any such assets or liabilities relating to harmonized sales taxes, goods and services taxes, and similar accounts); (b) any amounts included in the calculation of Cash Amount or Transaction Expenses; (c) any derivative, hedging, swap and similar assets or liabilities included in Funded Debt; and/or (d) any letter of credit or similar instrument securing credit card facilities to the extent undrawn or included in Funded Debt. Cash deposits held by landlords for the benefit of the Companies and their Subsidiaries (as tenants), and any other cash held by third parties as a result of the cash collateralization of letters of credit shall be included as current assets in Closing Working Capital. For purposes of this definition, including the calculation of current assets and current liabilities, the Parties shall convert any amounts stated in currency other than United States dollars into United States dollars at the rate of exchange in effect as of the given time as published on Oanda.com. An illustrative calculation of Closing Working Capital as of June 30, 2026 is included in Exhibit A attached hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” or “Company” has the meaning set forth in the Recitals.

“Companies Material Adverse Effect” means any Material Adverse Effect of the Companies and their Subsidiaries.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company IT Systems” means all computer hardware, Software, platforms, electronics, websites, storage, firmware, telecommunications, networks, servers, peripherals, computer systems, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Companies and their Subsidiaries.

“Company Licensed IP” means all Intellectual Property Rights in which the Companies or any of their Subsidiaries holds any rights or interests granted by other Persons (other than IP Seller) pursuant to an IP Agreement, after taking into account the consummation of the Interim Assignment Agreements.

“Company Marks” has the meaning set forth in Section 6.5.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of June 22, 2026, by and between ABG, V OPCO, LLC and Equity Seller.

“Contract” means any legally enforceable agreement, contract or instrument, including all amendments thereto.

“Convertible Noteholder” means any holder of a Convertible Note, an Affiliate or any Representative of such Persons, including the Persons specified in Schedule 1.1 of the Disclosure Schedule.

“Convertible Notes” means, collectively, the Contracts set forth in Section 1.1 of the Disclosure Schedule.

“D&O Tail Policy” means the “tail” directors’ and officers’ liability and fiduciary liability insurance policies obtained pursuant to Section 6.3(c).

“Data Security and Privacy Requirements” means (a) all Laws and any binding guidance issued by any Governmental Entity, and includes Canada’s Personal Information Protection and Electronic Documents Act, British Columbia’s Personal Information Protection Act, Alberta’s Personal Information Protection Act and Quebec’s Act respecting the protection of personal information in the private sector, (b) all Contracts between the Company or any of its Subsidiaries and a third party; (c) all Contracts between the IP Seller and a third party; (d) all of IP Seller’s, the Companies’ and their Subsidiaries’ policies and procedures, including all published consumer-facing website and mobile application privacy policies and formalized internal information security policies; (e) all applicable self-regulatory standards and widely recognized industry-specific rules or standards; (f) all notices and consents; and (g) CASL or any other Laws governing spam or electronic communications, in each case relating to privacy, security, marketing, data protection or the Processing of Sensitive Information or security of IT Systems.

“Determination Time” means 11:59 p.m. (Toronto Time) on the day immediately preceding the Closing Date.

“Director Claims” has the meaning set forth in Section 6.3(a).

“Director Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyers concurrently with the execution of this Agreement.

“Disqualified Individual” means a “disqualified individual” (within the meaning of Section 280G(e) of the Code) with respect to the Transactions.

“Electronic Delivery” has the meaning set forth in Section 8.9.

“Employee” means any Person who is an employee of the Companies or any of its Subsidiaries, including any such employee who is, immediately prior to the Closing, absent from work on account of paid time-off, vacation, military, sick or personal leave, short or long-term disability or other leave of absence.

“Environmental Authorizations” has the meaning set forth in Section 3.11(b).

“Environmental Laws” means all applicable Laws which relate to, or impose liability or standards of conduct with respect to, pollution prevention, control or abatement or the protection of the environment and all Authorizations issued or required to be issued pursuant to such Laws and “Environmental Law” shall be deemed to refer to any one of such Environmental Laws.

“Equity Allocation Schedule” has the meaning set forth in Section 2.12.

“Equity Buyer” has the meaning set forth in the Preamble.

“Equity Buyer Related Persons” means Equity Buyer and its Affiliates and their respective Representatives (which include, as a Buyer Related Person in respect of the Equity Buyer, the Companies and their Subsidiaries).

“Equity Closing” has the meaning set forth in Section 2.10.

“Equity Closing Time” means 9:05 a.m. (Toronto Time) on the Closing Date.

“Equity Purchase Price” has the meaning set forth in Section 2.4(b).

“Equity Purchase Transaction” has the meaning set forth in the Recitals.

“Equity Seller” has the meaning set forth in the Preamble.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, at the relevant time, considered a single employer with any of the Companies or any of their Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Statement” has the meaning set forth in Section 2.6.

“Estimated Subscription Price” has the meaning set forth in Section 2.6.

“Existing Trademark License Agreement” has the meaning set forth in Section 2.11(a)(i)(4).

“Final Closing Date Calculations” has the meaning set forth in Section 2.8(a).

“Final Subscription Price” has the meaning set forth in Section 2.8(a).

“Financial Criminal Laws” means all applicable Laws regarding anti-money laundering, anti-corruption, anti-bribery, lobbying, securities or elections, including the U.S. Foreign Corrupt Practices Act of 1977, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Anti-Kickback Act of 1986, the U.K. Bribery Act 2010, Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Canada Elections Act, the Lobbying Act (Canada), the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), and any other applicable Law of similar effect.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means, with respect to a Party, the knowing and intentional fraud of such Party in the making of an express representation or warranty contained in Article III or Article IV (as applicable), with actual (and not imputed or constructive) knowledge of such Party that such representation or warranty was false when made (as opposed to the making of a representation or warranty (affirmatively or by omission) negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the actual intent of such Party of inducing any other Party and upon which such other Person relied.

“Funded Debt” means, as of the Determination Time, with respect to the Companies and their Subsidiaries and without duplication, the sum of the following, which shall be determined in accordance with the Accounting Principles: (a) the principal, accreted value, accrued and unpaid interest, penalties, fees, reimbursements, indemnities, premiums and other monetary obligations in respect of (i) indebtedness of the Companies and their Subsidiaries for money borrowed (including overdraft facilities and working capital facilities) (whether short term or long term), (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment for which the Companies and their Subsidiaries are responsible or liable, (iii) all unfunded liabilities of the Companies and their Subsidiaries with respect to any deferred compensation, retiree welfare benefits or defined benefit pension plans, (iv) reimbursement obligations under all letters of credit solely to the extent drawn upon, (v) the Pre-Closing Income Tax Amount, (vi) all obligations for the deferred or contingent purchase price of property, goods or services, including any earn-out type obligations, and any other payment obligations related thereto, (vii) all indebtedness arising under lease obligations required to be capitalized in accordance with ASPE, conditional sales Contracts and other similar title retention instruments; (viii) all declared but unpaid dividends and all accrued but unpaid management fees, in each case, owing to any Person other than a Company or any Subsidiary thereof, (ix) all obligations with respect to surety bonds, letters of credit, letters of guarantee, note purchase obligations and bankers’ acceptances, and other obligations to financial institutions who issued such instruments, in each case, only to the extent drawn (x) all obligations under any derivative, hedging, swap and similar instruments, in each case, determined on a mark-to-market basis as of the Determination Time, (xi) all loans, amounts owed or advances to Persons not transacting at non-arm’s length with any Company or Subsidiary thereof, (xii) all indebtedness and liabilities resulting from any subsidy agreement, contribution agreement or similar agreement with any Governmental Entity, (xiii) all obligations guaranteeing or providing indemnification or insurance with respect to any indebtedness or other obligation of any Person, and (xiv) any intercompany payables due to the Sellers or their Affiliates shall be included in Funded Debt; plus (b) all interest fees, expenses, premium, breakage costs or make-whole payments attributable to or arising under the terms of any obligations described in clause (a). Notwithstanding anything to the contrary in this definition, and for the avoidance of doubt, Funded Debt shall exclude (x) any amounts that are included as current liabilities in the calculation of Closing Working Capital; and (y) any amounts that are included in the calculation of Transaction Expenses. For purposes of this definition, the Parties shall convert any amounts stated in currency other than United States dollars into United States dollars at the rate of exchange in effect as of the given time as published on Oanda.com.

“GAC” means Global Affairs Canada.

“Goodmans” has the meaning set forth in Section 8.10.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any (a) international, multinational, federal, provincial, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental department, ministry, board, agency, commission, bureau, branch, court, arbitrator or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any government.

“Hazardous Materials” means any waste or other substance or material that is prohibited, regulated, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under any Environmental Law, including, without limitation, asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, waste oil or petroleum.

“Inbound License” has the meaning set forth in Section 3.12(b)(i).

“Income Tax” means any U.S., Canadian or other jurisdictional, federal, state, provincial, local income, franchise or similar tax, including any interest, penalty, or addition thereto, whether disputed or not.

“indebtedness” has the meaning set forth in Section 5.8.

“Intellectual Property Rights” means all rights, title, and interests in and to all intellectual property rights and proprietary rights throughout the world, including rights in, without limitation, (a) issued and pending patents and patent applications (whether provisional or non-provisional) and patent disclosures, industrial design registrations and applications therefor, and all divisions, provisionals, continuations, continuations-in-part, substitutions, confirmations, extensions, re-examinations, renewals, reissues or restorations of any of the foregoing; (b) trademarks and service marks (whether registered, unregistered or pending), and all rights in service names, corporate names, fictitious names, other names, trade names, brands, brand names, product names, certification marks, collective marks, trade dress, logos, design marks, symbols, slogans, and other indicia of source or origin, including adaptations, derivations, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing, together with all goodwill connected or associated with the use thereof and symbolized thereby, all registrations and applications therefor, and all advertising and marketing collateral including any of the foregoing (collectively, “Trademarks”); (c) copyrights, copyright registrations and applications, works of authorship (whether or not published), works for hire, designs (including computer aided designs (CADs)), together with all moral rights and other rights of attribution, and the rights to prepare derivative works in connection therewith; (d) Internet domain names (including, without limitation, all content created therein, IP addresses, and AS numbers), social media accounts, tags and handles (including, without limitation, all content contained therein, usernames and passwords); (e) Software and other technology, including all electronic data, databases and data collections (including all source code and related documentation); (f) trade secrets, know-how, and confidential and proprietary information, including ideas, developments, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, business and technical information, algorithms, source code, tools, methods, processes, techniques, formulas, data, databases, data compilations and collections, specifications, data analytics, compilations, compositions, designs, drawings, supplier lists, pricing information, cost information, business plans, and marketing plans (collectively, “Trade Secrets”); (g) customer lists and databases (including all lists of current and past customers), including Personal Information, such as name, address, telephone number, email address, website and any other database information; (h) all name, image, and likeness rights, and all literary, dramatic, music, artistic, moral, and all rights of privacy and publicity; (i) all product images and related assets used in the conduct of any catalog business or business over the Internet and/or in any other electronic medium, including, without limitation, any websites, social media sites and accounts; (j) all intellectual property rights in advertising and marketing materials and collateral (including all physical, digital or electronic imagery and design files), samples, product catalogs, product designs, patterns, artwork, tech packs, tools, molds, and specifications (including tech specifications), vendor and merchandise supplier data and information, tradeshow booths, displays, design archives, and prototypes; (k) all registrations and applications to register any of the foregoing, and all common law and unregistered rights in any of the foregoing, in each case, to the extent protectable by applicable Law; (l) all other types, forms and tangible embodiments of each of the foregoing (in whatever form or media); and (m) all actions and rights to sue at law or in equity for any past, present, or future infringement and misappropriations or other impairment of any of the foregoing and for any other remedies, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto, and all rights to the enforcement and protection of all interests in the foregoing under the laws of all jurisdictions.

“Interim Assignment Agreements” means the following Contracts, which will take effect prior to the Asset Closing Time and will be in form and substance reasonably satisfactory to the Buyers and the Sellers: assignments transferring all rights, title, and interests of the Companies and their Subsidiaries, Drake, OEK, NJS and the other founders of the OVO Brand, in and to certain Intellectual Property Rights and the Transferred IP Contracts to the IP Seller.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, assignments, and other contracts, whether written or oral, relating to Business IP to which IP Seller, the Companies or any of their Subsidiaries is a party, beneficiary, or otherwise bound (in each case, including any supplements, appendices, amendments and modifications thereto).

“IP Assets” means (a) (i) all Intellectual Property Rights that are owned or purported to be owned by IP Seller, after taking into account the consummation of the Interim Assignment Agreements, related to the OVO Brand and/or the Merchandising Business, (ii) all Trademarks that contain, embody or comprise “October’s Very Own” and/or “OVO,” including “OVO Sound” and “OVO Fest”, including variations or translations thereof in other languages, and (iii) the Owl Logo (as defined in that certain Interim Assignment Agreement entered into by Drake); (b) all Transferred IP Contracts; (c) all original chain of title documents, prosecution and opposition histories, copies of all records, documents, reports, analyses, and other writings, whether in hard copy or electronic, to the extent primarily relating to the foregoing (a) and (b), including legal files in the possession of IP Seller’s legal departments or maintained by IP Seller’s attorney(s) or accountant(s); (d) copies of all lists of commercial customers and licensees that (i) are or (ii) have been used or held for use in the last five (5) years by IP Seller in connection with the foregoing (a) and (b); (e) to the extent transferable, all express and implied warranties, indemnities and guarantees to the extent primarily related to the foregoing (a) and (b); (f) the Books and Records primarily related to the IP Business; (g) all proceeds, benefits and assets of the foregoing; and (h)

all Claims against third parties solely relating to the foregoing (a)-(g), whether arising by way of counterclaim or otherwise.

“IP Assignment Agreements” means assignments in form and substance satisfactory to the Buyers transferring all of IP Seller’s rights, title and interests in and to the Purchased Assets (including the IP Assets) to the IP Buyer.

“IP Business” means the business conducted by the IP Seller on the date hereof, including the development, ownership, licensing and commercialization of Intellectual Property Rights in connection with the foregoing.

“IP Buyer” has the meaning set forth in the Preamble.

“IP Buyer Related Persons” means IP Buyer and its Affiliates and their respective Representatives.

“IP License Agreement” has the meaning set forth in Section 2.11(h).

“IP Registrations” means all Intellectual Property Rights included in the IP Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity anywhere in the world or authorized private registrar in any jurisdiction, including issued and reissued patents, registered trademarks, registered copyrights, Internet domain names, social media accounts and handles, and pending applications for any of the foregoing.

“IP Seller” has the meaning set forth in the Preamble.

“IP Seller IT Systems” means all computer hardware, Software, platforms, electronics, websites, storage, firmware, telecommunications, networks, servers, peripherals, computer systems, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the IP Seller.

“IP Seller Licensed IP” means all Intellectual Property Rights in which IP Seller holds any rights or interests granted by other Persons pursuant to an IP Agreement, after taking into account the consummation of the Interim Assignment Agreements.

“Issued Equity” means 49 units in the capital of the IP Buyer.

“IT Systems” means, collectively, the Company IT Systems and the IP Seller IT Systems.

“ITCs” has the meaning set forth in Section 3.15(t).

“Labor Laws” means any applicable Laws relating to employment or the engagement of labor, including employment standards and practices, employment discrimination, labor relations, wages, hours worked, and employment-related insurance.

“Latest Financial Statements” has the meaning set forth in Section 3.5(a)(vii).

“Law” means all (i) constitutions, laws, statutes, codes, treaties, ordinances, Orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, and (ii) all legally binding judgments, Orders, Authorizations, writs, injunctions, sanctions and awards of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.16(a).

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Liabilities” means any and all debts, liabilities, penalties, fines, demands or other losses, costs or expenses of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, disputed or undisputed.

“Licensed IP” means, collectively, IP Seller Licensed IP and Company Licensed IP.

“Lien” means any mortgage, hypothecation, pledge, security interest, encumbrance, prior claim, easement, lien, license, charge, restriction on transfer (such as a right of first refusal), option, pre-emptive, preferential or other similar right.

“Losses” means any costs, claims, losses, liabilities, Taxes, obligations, damages, fines, judgments, settlements, fees, penalties, interest, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) and including, for the avoidance of doubt, the cost of enforcing any right to indemnification or payment hereunder, but excluding punitive or exemplary damages (unless awarded by a Governmental Entity to a third party).

“Material Adverse Effect” means, with respect to a Person, any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences, is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of a Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has, would or could occur: (a) conditions generally affecting the United States economy or the Canada economy; (b) any adverse change, effect or circumstance relating to conditions generally affecting the industry in which such Person or its Subsidiaries operates; (c) conditions generally affecting financial, banking or securities markets (including any disruption thereof or changes in interest and exchange rates); (d) earthquakes, hurricanes, floods, tornadoes, storms, droughts, weather conditions, fires, power outages or other natural disasters or other act of God or force majeure event; (e) an epidemic, pandemic or disease outbreak, (f) political conditions (including any outbreak or escalation of hostilities, acts of war or terrorism), (g) changes in ASPE or in any interpretation or enforcement thereof; or (h) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions; provided that with respect to clauses (a) through (f), the exclusion shall not apply to the extent such matter has a materially disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons operating in the industries in which the Person and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Merchandising Business” means the business conducted by the Companies and their Subsidiaries on the date hereof, including the design, sourcing, marketing, distribution and sale (through e-commerce, the operation of retail stores, and wholesale distribution) of apparel, accessories and other lifestyle products.

“Misallocated Merchandising Asset” has the meaning set forth in Section 6.7(a)(ii).

“Misallocated Merchandising Payment” has the meaning set forth in Section 6.7(a)(i).

“NJS” means Noah James Shebib.

“Non-Recourse Person” has the meaning set forth in Section 7.2.

“Objection Notice” has the meaning set forth in Section 2.8(b).

“OEK” means Oliver El-Khatib.

“Omnibus Agreement” means the Contract, in form and substance reasonably satisfactory to the Buyers and Sellers, governing (a) the granting to IP Buyer or its designee of licenses and/or other rights to use, exploit, display, reproduce, distribute or otherwise commercialize Drake’s name, likeness, image, voice, signature, biographical information, persona or any other aspect of Drake’s right of publicity or identity, and (b) the provision of endorsement services by Drake for and on behalf of the Business.

“Order” means any order, writ, award, injunction, decree, ruling, judgment or similar directive of any Governmental Entity.

“Ordinary Course of Business” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outbound License” has the meaning set forth in Section 3.12(b)(i).

“Outstanding Convertible Noteholders” means, collectively, all Convertible Noteholders other than the Specified Person.

“OVO Brand” means the fashion and lifestyle brand known as or under the formative names “October’s Very Own” and “OVO,” including variations or translations thereof in other languages, owned and operated by IP Seller, the Companies, or their Subsidiaries (and, for the avoidance of doubt, excludes the business of OVO Sound as a record label).

“OVO Canadian Partnership” means October’s Very Own Merchandising, an Ontario general partnership.

“OVO Debt” means, collectively, the Funded Debt owing by the Companies or their Subsidiaries, as applicable, in respect of the Contracts set forth on Schedule Section 2.11(d)(i) of the Disclosure Schedule and all indebtedness owing by the Equity Seller to the Outstanding Convertible Noteholders.

“OVO Holding Entities” means, collectively, the Companies and their Subsidiaries, but excludes OVO Canadian Partnership and OVO US LP.

“OVO US LP” means October’s Very Own Merchandising US, LP, a California limited partnership.

“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or, if overdue, which are being contested diligently and in good faith by appropriate proceedings and which are adequately reflected or reserved against in the Latest Financial Statements; (b) mechanic’s, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, and similar Liens, statutory or otherwise, arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or, if overdue, which are being contested diligently and in good faith by appropriate proceedings and which are not registered on title to any Leased Real Property; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements in the Ordinary Course of Business; (d) statutory, common law or contractual Liens of landlords for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and which are adequately reflected or reserved against in the Latest Financial Statements; (e) any restriction on transfer arising under any applicable securities Laws; (f) Liens listed and described in detail in Schedule 1.1 of the Disclosure Schedule; (g) in the case of the Leased Real Property, any Liens in respect of the landlord’s freehold interest in the underlying real property; (h) non-exclusive, de minimis licenses of Intellectual Property Rights (x) that were granted in the Ordinary Course of Business, (y) (A) expire or terminate by their terms within one (1) year after the date hereof or (B) can be terminated by the Sellers or their applicable Affiliates (or the Companies following the Closing) upon no more than one (1) year prior written notice, without requiring any additional consideration or triggering any additional obligations or loss of rights, and (z) are not transferable, assignable or sublicensable by the counterparty thereto, (i) any other Liens on Leased Real Property that do not materially impair the continued use or operation of the Leased Real Property to which they relate or the conduct of the business of the Companies and their Subsidiaries as presently conducted, or (j) licenses of Intellectual Property Rights disclosed on Section 3.12(b)(i) of the Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, joint stock company, unincorporated organization or association, trust, joint venture, labor union or other employee representative body, association or other similar entity, whether or not a legal entity.

“Personal Information” means any information or data in the possession or under the control of or otherwise Processed by or on behalf of the IP Seller or any of the Companies or any of the Companies’ Subsidiaries that, alone or in combination with any other data or information, identifies, describes, relates to, or can reasonably be used to identify an individual natural person, household, or device, and any other data or information that constitutes “personally identifiable information”, “personal data”, “personal information”, or similar term under any Data Security and Privacy Requirement to which the IP Seller or any of the Companies or any of the Companies’ Subsidiaries is subject.

“Pre-Closing Income Tax Amount” means the amount determined in the aggregate and, where relevant, separately for each Company or its Subsidiaries and on a jurisdiction-by-jurisdiction, taxable-period-by-taxable-period and Tax-by-Tax basis (with the amount for each such taxpayer, such jurisdiction, such taxable period and such Tax not being less than zero (0)), equal to all unpaid Income Taxes of each Company and any Subsidiary thereof in respect of any Pre-Closing Tax Period ending on or after the Closing Date, whether imposed on, or required to be withheld by, such Company or Subsidiary. Such amount shall be calculated: (i) in accordance with past practice (to the extent permitted by applicable Law) and applicable Laws; (ii) taking into account any deductions available in such Pre-Closing Tax Period under applicable Laws in respect of Transaction Expenses of such Company or Subsidiary; (iii) in the case of any Straddle Period, by allocating any income, gain, deduction, loss and credit in accordance with Section 6.1(a) of this Agreement; (iv) on the basis that none of the Companies or their Subsidiaries shall claim any reserves or Tax credits that would result in the inclusion of any amount of income in a taxable period (or portion thereof) ending after the Closing, except to the extent that an equivalent deferred revenue or similar reserve has been recognized for accounting purposes and is reflected in the Final Closing Date Calculations; (v) in the case of any U.S. federal, state or local Income Taxes, by including in taxable income in the Pre-Closing Tax Period that ends on the Closing Date any prepaid amounts and any income attributable to any deferred revenue or other deferred amounts received or accrued prior to the Closing; (vi) net of all installments of Income Taxes paid for such periods, to the extent that such payments actually reduce (but not below zero) the Income Tax liabilities of such Company or Subsidiary under applicable Laws; and (vii) by excluding all deferred Tax assets and deferred Tax liabilities. For purposes of the definition of Pre-Closing Income Tax Amount, any determination under, pursuant to or as permitted by applicable Laws shall be determined (x) in the case of any U.S. federal, state or local Income Taxes, based on a “more likely than not” or higher standard, and (y) in the case of any Income Taxes in another jurisdiction, based on the equivalent or similar standard in such jurisdiction.

“Pre-Closing Reorganization” means the transactions, acts, steps, events and filings that are described in Exhibit E attached hereto.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Equity Closing and the portion of any Straddle Period ending immediately before the Equity Closing.

“Principals” means, collectively, Drake, NJS and OEK.

“Proceeding” means any suit, litigation, investigation, examination, inquiry, assessment, reassessment, arbitration (or other alternative dispute resolution process), charge, written claim, action, proceeding or criminal prosecution by any Person by or before a Governmental Entity.

“Process”, “Processed” or “Processing” means any operation or set of operations that is performed on Personal Information, sets of Personal Information, or other data, whether or not by automated means, and includes receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment or combination, restriction, disposal, erasure, or destruction.

“Purchase Order” means a purchase order, statement of work or similar instrument delivered pursuant to a master services or purchase agreement or similar blanket instrument.

“Purchased Assets” has the meaning set forth in the Recitals.

“Purchased Equity” has the meaning set forth in the Recitals.

“R&W Insurance Policy” shall mean the representations and warranties insurance policy underwritten by the R&W Insurer, issued to Equity Buyer as the named insured, dated as of the date hereof, Policy # BW05145260578.

“R&W Insurer” means Ethos Specialty Insurance Services LP, the underwriter of the R&W Insurance Policy.

“Repayment of Debt” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, such Person’s directors, officers, principals, managers, members, partners, equity holders, trustees, employees, agents, attorneys, bankers, financial advisors, auditors, accountants and other representatives.

“Sanctions Laws” means all applicable Laws relating to economic or financial sanctions, trade restrictions, asset freezes, trade embargoes, or blocking and anti-boycott measures, administered and enforced by (i) the government of Canada (such as GAC, the Royal Canadian Mounted Police, and Public Safety Canada) including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the anti-terrorism provisions of the Criminal Code (Canada), the Foreign Extraterritorial Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and all regulations, schedules or lists made or enacted pursuant to any of the foregoing, (ii) the United Nations Security Council, or (iii) any other applicable foreign Governmental Entity.

“Section 280G Payments” means any payments or benefits that have been or may be paid or provided by the Companies or any of their Affiliates that could be deemed to constitute parachute payments (within the meaning of Section 280G(b)(2)(A) of the Code).

“Section 280G Vote” means a vote of applicable holders of the Companies’ equity interests (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulation promulgated thereunder) approving the right of the Disqualified Individual(s) to receive or retain the Waived 280G Benefits.

“Securities Act” means the U.S. Securities Act of 1933 and, as applicable, the rules and regulations promulgated thereunder, in each case, as amended.

“Security Incident” means any (a) accidental, unauthorized, or unlawful loss, compromise of, unavailability of, or Processing of or access to Sensitive Information or IT Systems maintained by or on behalf of the IP Seller, or the Companies or their Subsidiaries; (b) phishing, ransomware, denial of service (DoS), or other cyberattack that results in a monetary loss or a business disruption;

(c) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Information; or (d) any other breach of the protection of Sensitive Information or IT Systems.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Related Persons” means Sellers and their Affiliates and their respective Representatives.

“Sellers’ Knowledge” means the actual knowledge of the Persons identified in Section 1.1 of the Disclosure Schedule, in each case, after reasonable due enquiry.

“Sensitive Information” means (a) all Personal Information, and (b) other confidential or proprietary business information, customer data, or trade secret information.

“Software” means computer software, programs, applications, data, and databases, including all source code, object code, firmware, program files, executable files, specifications, designs, manuals, and documentation therefor.

“Solvent” has the meaning set forth in Section 5.8.

“Specified Person” has the meaning set forth in Section 7.4(a)(i)(3) of the Disclosure Schedule.

“Sponsorship Disclosure Requirements” has the meaning set forth in Section 3.12(l).

“Straddle Period” means any Tax period that begins before and ends on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or (b) if a partnership, association or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person (for purposes of this definition, a Person will be deemed to own a majority ownership interest in a business entity if such Person is allocated a majority of such business entity’s gains or losses or is a (or controls any) managing member or general partner of such business entity).

“Subscribed Equity” means 100 common shares of the Canadian Company.

“Subsidiary Equity” has the meaning set forth in Section 3.3(a).

“Subscription Closing Time” means 9:01 a.m. (Toronto Time) on the Closing Date.

“Subscription Price” has the meaning set forth in Section 2.5.

“Subscription Transaction” has the meaning set forth in the Recitals.

“Target Working Capital” means $0.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tax Return” means any and all returns (including information returns), reports, notices, declarations, designations, statements, elections and other documents filed or required to be filed in respect of Taxes, including any amendments thereto and any attachment and schedule thereto.

“Taxes” means (a) any and all taxes, duties, tariffs, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, including any gross receipts, income, profits, sales, capital use and occupation, good and services, value added, ad valorem, transfer, mutations, franchise, withholding, customs duties, payroll, employment, excise and property taxes, Canada Pension Plan premiums and contributions, employment/unemployment insurance or compensation premiums and contributions, any other pension plan premiums or contributions, social security premiums, and workers’ compensation premiums (and, for greater certainty, any requirement to pay or repay amounts claimed or received under any federal, state, provincial or territorial refund, rebate, subsidy or reduced remittance program or regime, to the extent payable to a Governmental Entity), (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b), and (c) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of Law.

“Trade Control Laws” mean all applicable Laws relating to import or export, customs duties and taxes, import and export controls, tariff classification, valuation and origin of imported goods, special measures and safeguards (including antidumping and countervailing measures), import and export Authorizations, declarations or certifications of origin and other similar documents issued pursuant to applicable free trade agreements, examination, possession or transfer of controlled goods, in-transit movement and cross-border transportation and storage of goods, the terms and conduct of international transactions and making or receiving international payments, including the Customs Act (Canada), the Customs Tariff (Canada), the Reporting of Imported Goods Regulations (Canada), the Transportation of Goods Regulations (Canada), the Reporting of Exported Goods Regulations (Canada), the Export and Import Permits Act (Canada), the Export Control List (Canada), the Special Import Measures Act (Canada), the Defence Production Act (Canada), the Controlled Goods Regulations (Canada), and any other Laws issued by any Governmental Entity that (i) control or regulate or concern importation/exportation and reporting of goods, (ii) control, prohibit, or regulate the import/export or in-transit movement of any goods, (iii) ensure payment of duties and Taxes, or (iv) control or regulate the cross-border movement/transportation of goods, in each case as enacted and in effect as of or prior to the Closing Date.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Trademark License-Back Agreements” means, together, the two trademark license-back agreements in each case between IP Buyer and Frozen Moments, LLC, dated as of the Closing

Date, in respect of the trademarks, service marks and associated goodwill as set forth on Exhibit A thereto.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or otherwise used in or with AI Technologies.

“Transaction Expenses” shall mean (i) severance, bonuses, retention payments and other change-of-control payments owed to current or former directors, officers, employees or other individual service provider by the Companies or any of their Subsidiaries in direct connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, including the employer portion of any payroll Taxes payable in connection with any such amounts (but excluding, for the avoidance of doubt, any payments caused solely by actions taken by Equity Buyer, the Companies or any of their Subsidiaries after the Equity Closing Time), (ii) all fees, costs and expenses incurred by or on behalf of the Companies or any of their Subsidiaries on or before the Equity Closing Time in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including costs, fees and disbursements of financial advisors, counsel, accountants and other advisors and service providers, and (iii) the costs, fees and expenses related to or incurred in connection with the D&O Tail Policy. For purposes of determining Transaction Expenses, the Parties shall convert any amounts stated in currency other than United States dollars into United States dollars at the rate of exchange in effect as of the Determination Time as published on Oanda.com.

“Transactions” means the transactions contemplated by this Agreement, including the Asset Purchase Transaction and the Equity Purchase Transaction.

“Transfer Taxes” has the meaning set forth in Section 6.1(f).

“Transferred IP Contracts” means the Contracts set forth on Schedule 1.1 of the Disclosure Schedule, which will be assigned to the IP Buyer in the Asset Purchase Transaction.

“UK Company” has the meaning set forth in the Recitals.

“Unpaid Transaction Expenses” shall mean the amount of any Transaction Expenses incurred on or prior to the Equity Closing Time that is not paid on or prior to the Closing Date.

“US Company” has the meaning set forth in the Recitals.

“Waived 280G Benefits” means a waiver of a Disqualified Individual’s rights to receive or retain some or all Section 280G Payments payable or providable to such Disqualified Individual pursuant to a waiver entered into by such Disqualified Individual so that any Section 280G Payments shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code).

“Willkie” has the meaning set forth in Section 8.10.

Article II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of Purchased Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Asset Closing Time, IP Buyer shall purchase from IP Seller, free and clear of any Liens (other than Permitted Liens), and IP Seller shall sell, assign, transfer, convey and deliver to IP Buyer, all of IP Seller’s right, title, and interest in, to and under all of the Purchased Assets, following which the Sellers shall undertake the Repayment of Debt.

(b) The IP Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the IP Seller or any of its past or present Affiliates, stockholders, equityholders (whether direct or indirect), members, partners (whether general or limited), managers, directors, officers, employees, agents, Representatives, successors, assigns, heirs, executors, estates or other equity owners, of any kind or nature whatsoever, including, without limiting the generality of the foregoing, any Liabilities in respect of any Proceeding, Loss or Claim, the Pre-Closing Reorganization or Taxes in respect of any Pre-Closing Tax Period or the pre-closing portion of a Straddle Period, whether or not presently threatened, asserted or pending, arising out of or otherwise relating to (a) the conduct of the IP Business by the IP Seller or its Affiliates prior to the Asset Closing, (b) any acts or omissions of the IP Seller or its Affiliates prior to the Asset Closing, or (c) the operation or ownership of the Purchased Assets by the IP Seller or its Affiliates prior to the Asset Closing (collectively, the “Excluded Liabilities”). For the avoidance of doubt, from and after the Asset Closing, the IP Buyer shall be responsible for all Liabilities arising out of or relating to the ownership, use or exploitation of the Purchased Assets by the IP Buyer following the Asset Closing.

Section 2.2 Subscription and Issuance of Subscribed Equity. Upon the terms and subject to the conditions set forth in this Agreement, following the Asset Closing and prior to the Repayment of Debt and the Equity Closing, at the Subscription Closing Time, the Equity Seller shall subscribe for, and the Canadian Company shall issue thereto, the Subscribed Equity, free and clear of any Liens (other than Permitted Liens). Immediately thereafter, the Canadian Company shall contribute the subscription proceeds to OVO Canadian Partnership, a portion of which shall be used for the Repayment of Debt.

Section 2.3 Purchase and Sale of Purchased Equity. Upon the terms and subject to the conditions set forth in this Agreement, following the Subscription Closing and the Repayment of Debt, at the Equity Closing Time, Equity Buyer shall purchase from Equity Seller, and the Equity Seller shall sell thereto, the Purchased Equity (including, for the avoidance of doubt, the Subscribed Equity), free and clear of any Liens (other than Permitted Liens).

Section 2.4 Purchase Price.

(a) In consideration for the purchase by IP Buyer of the Purchased Assets contemplated by Section 2.1, IP Buyer shall pay to IP Seller the sum of $117,647,058.82 (the “Asset Purchase Price”).

(b) In consideration for the purchase by Equity Buyer of the Purchased Equity contemplated by Section 2.3, Equity Buyer shall pay to the Equity Seller aggregate consideration in the amount of $3.00 (the “Equity Purchase Price”).

(c) Notwithstanding the purchase by the Equity Buyer, and the sale by the Equity Seller, of the Purchased Equity in accordance with Section 2.3, none of the rights and obligations relating to the Equity Purchase Price or the Subscription Price under this Article II shall be assigned or otherwise transferred by the Equity Seller to the Equity Buyer.

Section 2.5 Subscription Price. In consideration for the subscription by the Equity Seller of the Subscribed Equity contemplated by Section 2.2, the Equity Seller shall pay to the Canadian Company an aggregate amount (the “Subscription Price”) equal to:

(i) $5,000,000;

(ii) plus the Funded Debt;

(iii) minus the Cash Amount;

(iv) plus the Unpaid Transaction Expenses;

(v) plus the amount (if any) by which the Target Working Capital is greater than the Closing Working Capital;

(vi) minus the amount (if any) by which the Closing Working Capital is greater than the Target Working Capital.

Section 2.6 Estimated Closing Statement. Prior to the date hereof, Sellers have prepared and delivered to Buyers a certificate (the “Estimated Closing Statement”), a copy of which is appended to Exhibit B attached hereto, setting forth Sellers’ good faith estimates of (a) the Closing Working Capital, (b) the Cash Amount, (c) the Unpaid Transaction Expenses, (d) the Funded Debt, and (e) using the formula set out in Section 2.5 and the estimates in clauses (a) through (d) of this Section 2.6, the Subscription Price (the “Estimated Subscription Price”).

Section 2.7 Closing Payments. On the Closing Date:

(a) The Equity Seller hereby authorizes and directs the IP Seller to pay, for and on its behalf, and the IP Seller hereby authorizes and directs the IP Buyer to pay, for and on its behalf, in partial satisfaction of the Asset Purchase Price, the Estimated Subscription Price to the Canadian Company (or its designees) in accordance with Section 2.7(b)(iv) and Section 2.7(b)(v).

(b) The IP Buyer shall satisfy the Asset Purchase Price by:

(i) issuing the Issued Equity to the IP Seller;

(ii) causing ABG to issue the ABG Equity to the IP Seller;

(iii) paying to each Outstanding Convertible Noteholder, for and on behalf of IP Seller, and Equity Seller (in full satisfaction of all amounts owing under the Convertible Note held by such Outstanding Convertible Noteholder), the amount set out opposite such Outstanding Convertible Noteholder’s name in Exhibit G, in cash by wire transfer of immediately available funds to the account set out opposite such Outstanding Convertible Noteholder’s name in Exhibit G;

(iv) paying to each Person to whom Funded Debt or an Unpaid Transaction Expense is owing, for and on behalf of IP Seller, Equity Seller (in partial satisfaction of the Estimated Subscription Price owing by Equity Seller to the Canadian Company) and the Companies and their Subsidiaries (in full satisfaction of the Funded Debt or Unpaid Transaction Expense owing to such Person), the amount set out opposite such Person’s name in Exhibit G, in cash by wire transfer of immediately available funds to the account set out opposite such Person’s name in Exhibit G; and

(v) paying to each Company (and/or its Subsidiaries, if and as directed by the Canadian Company), for and on behalf of IP Seller, and Equity Seller (in partial satisfaction of the Estimated Subscription Price owing by Equity Seller to the Canadian Company), the amount set out opposite such Company’s name in Exhibit G, in cash by wire transfer of immediately available funds to the account set out opposite such Company’s or Subsidiary’s name in Exhibit G;

(vi) paying to IP Seller (or its designee), the amount set out opposite its name in Exhibit G, in cash by wire transfer of immediately available funds to the account set out opposite its name in Exhibit G; and

(vii) retaining the Adjustment Holdback Amount, to be held by or on behalf of IP Seller in escrow and released solely in accordance with Section 2.9.

(c) The Equity Buyer shall pay the Equity Purchase Price to the Equity Seller (or its designee) in cash by wire transfer of immediately available funds to the account set out opposite the Equity Seller’s name in Exhibit G.

Section 2.8 Post-Closing Adjustment to Subscription Price.

(a) Within 90 days after the Closing Date, the Equity Buyer shall, in good faith, prepare and deliver to the Equity Seller a calculation of (i) the Closing Working Capital, (ii) the Cash Amount, (iii) the Unpaid Transaction Expenses, (iv) the Funded Debt, and (v) using the formula set out in Section 2.5 and the amounts in clauses (i) through (iv) of Section 2.8(a), the adjusted Subscription Price (the “Final Subscription Price”), together with reasonable supporting or underlying documentation and calculations used in the preparation thereof (the “Final Closing Date Calculations”).

(b) The Equity Seller shall have the right to review and dispute the Final Closing Date Calculations. The Equity Buyer shall cause the Companies to provide the Equity Seller and its Representatives reasonable access to the Books and Records and shall cooperate and cause their Subsidiaries to cooperate in all reasonable respects with the Equity Seller in connection with the review of the Final Closing Date Calculations and such work papers and other documents and information relating to the Final Closing Date Calculations as the Equity Seller shall reasonably request, subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters requested by auditors in connection with the sharing of work papers. If, within 30 days after the Equity Seller’s receipt of the Final Closing Date Calculations, the Equity Seller has not given written notice to the Equity Buyer of any objection thereto (or any portion thereof), then the Equity Seller shall be deemed to have accepted the Final Closing Date Calculations (or such portion thereof for which an objection was not given), which will then be final, binding and conclusive for all purposes hereunder. If the Equity Seller gives written notice of any objection to the Final Closing Date Calculations or any portion thereof (an “Objection Notice”) within such 30-day period to the Equity Buyer, then the Equity Buyer and the Equity Seller shall use all commercially reasonable efforts to resolve the disputed matters within the 30-day period following the delivery of such Objection Notice, and any resolution by them agreed to in writing as to any disputed amounts will be final, binding and conclusive on the Parties. Each Objection Notice shall, for each such objection, set out the reasons for the Equity Seller’s objection, as well as the amount in dispute and reasonable details of the calculation of such amount.

(c) If, at the end of the 30-day resolution period, the Equity Buyer and the Equity Seller are unable to resolve any disagreement between them with respect to the preparation of the Final Closing Date Calculations, then the Equity Buyer and the Equity Seller shall deliver to a nationally recognized accounting firm mutually agreed on by the Equity Buyer and the Equity Seller, acting reasonably (such accounting firm, the “Accountants”), the Final Closing Date Calculations, the Objection Notice and such work papers and other reports and information relating to the remaining disputed matters as the Accountants may request and shall be afforded the opportunity to discuss the disputed matters with the Accountants. If the Equity Buyer and the Equity Seller are unable to mutually appoint the Accountants within a period of five Business Days following the end of the 30-day resolution period, then the Accountants shall be FTI Consulting or, if such accounting firm is unwilling or, pursuant to this Section 2.8(c), is not entitled to act as the Accountants, a nationally recognized accounting firm appointed by the Ontario Superior Court of Justice situated in the City of Toronto (Commercial List). Prior to its acceptance of its appointment as the Accountants, each accounting firm shall confirm in writing to the Equity Buyer and the Equity Seller that it has conducted a customary conflict check and is independent from the Parties and, to the extent that such accounting firm is not independent from the Parties, then such accounting firm shall not act as the Accountants, unless otherwise agreed in writing by the Equity Buyer and the Equity Seller.

(d) Each of the Equity Buyer, on the one hand, and the Equity Seller, on the other hand, shall afford such other Party and its Representatives the opportunity to participate in all communications with the Accountants, and each such Party shall provide such other Party with copies of all written materials submitted to the Accountants by such Party. The Accountants shall have 45 days, or, if the Accountants require more time, the minimum number of days the Accountants require, to carry out a review and prepare a written statement of their determination regarding the disputed matters (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter). The Accountants shall consider only those items and amounts in the Equity Buyer’s and the Equity Seller’s respective calculations of the Final Closing Date Calculations that are identified as being items and amounts as to which the Equity Buyer and the Equity Seller have been unable to agree. In resolving any disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by any of the Equity Buyer and the Equity Seller or less than the smallest value for such item claimed by any such Party. The scope of the disputes to be resolved by the Accountants shall be limited to (A) whether the Final Closing Date Calculations were prepared in accordance with the terms of this Agreement and (B) whether there were mathematical errors in the Final Closing Date Calculations. The Accountants are not authorized to, and shall not, make any other determination, including (x) any determination with respect to any matter included in the Final Closing Date Calculations that was not submitted for resolution to the Accountants pursuant to this Section 2.8(d), (y) any determination as to the accuracy of any representation or warranty in this Agreement or (z) any determination as to compliance by Sellers or Buyers with any of their respective covenants in this Agreement (other than with respect to the determination of the Final Closing Date Calculations). The Accountants shall not hold any hearings or be entitled to take or order the taking of depositions or other testimony under oath or otherwise, and shall not consider custom, usage or other extrinsic factors (including parole evidence), whether or not contained in the written submissions of the Equity Buyer and the Equity Seller. The Accountants shall act as experts and not as arbitrators in making their determination, and the determination of the Accountants shall be an expert determination under the Law governing expert determination and appraisal proceedings. The determination of the Accountants as to any issue of fact will be, absent fraud, bad faith or manifest error, conclusive, non-appealable, final and binding upon the Parties for all purposes. Judgment may be entered upon the determination of the Accountants in the courts in the City of Toronto or any other court having jurisdiction over the Party against which such determination is to be enforced. Any fees and expenses of the Accountants incurred in resolving the disputed matters shall be borne by the Equity Seller, on the one hand, and the Equity Buyer, on the other hand, in the same proportion that the dollar amount of disputed matters lost by the Equity Seller, on the one hand, or the Equity Buyer, on the other hand, bears to the total dollar amount in dispute resolved by the Accountants. In the event of any dispute regarding such allocation, the Accountant shall determine the allocation of its fees and expenses as between the Equity Buyer and the Equity Seller in accordance with such allocation methodology, such determination to be final and binding on Buyers and Sellers. Each of the Equity Buyer, on the one hand, and the Equity Seller, on the other hand, will bear its own fees, costs and expenses in connection with matters contemplated by this Section 2.8(d).

(e) Payment of any amounts owing pursuant to this Section 2.8 shall be made in accordance with Section 2.9.

(f) The Equity Buyer and the Equity Seller agree that the procedure set forth in this Section 2.8 for resolving disputes with respect to the calculation of the Final Closing Date Calculations is the sole and exclusive method of resolving such disputes. Notwithstanding the foregoing, this Section 2.8 shall not prohibit any Party from initiating litigation to compel specific performance of this Section 2.8 or to enforce the determination of the Accountants.

Section 2.9 Payment of Post-Closing Adjustment to Subscription Price. Within the five (5) Business Days of the determination of the Final Subscription Price in accordance with Section 2.8:

(a) If the Final Subscription Price is equal to or less than the Estimated Subscription Price (the difference between such amounts, the “Downward Adjustment Amount”) then (1) the IP Buyer shall release the Adjustment Holdback Amount to the Equity Seller, and (2) the Companies shall (or if they fail to do so, the Equity Buyer shall) pay to the Equity Seller an amount equal to the Downward Adjustment Amount, in each case, in cash by wire transfer of immediately available funds to such accounts as directed by the Equity Seller.

(b) If the Final Subscription Price is greater than the Estimated Subscription Price (the difference between such amounts, the “Upward Adjustment Amount”) then,

(i) if the Upward Adjustment Amount is equal to or greater than the Adjustment Holdback Amount, then (1) the IP Buyer shall (for and on behalf of the IP Seller and, in turn, the Equity Seller) release the Adjustment Holdback Amount to the Companies in cash by wire transfer of immediately available funds to such accounts as directed by the Companies, and (2) the Equity Seller shall pay to the Companies an amount equal to the difference between the Adjustment Holdback Amount and the Upward Adjustment Amount in cash by wire transfer of immediately available funds to such accounts as directed by the Companies; or

(ii) if the Upward Adjustment Amount is less than the Adjustment Holdback Amount, then the IP Buyer shall release, from the Adjustment Holdback Amount, to (1) the Companies (for and on behalf of the IP Seller and, in turn, the Equity Seller), an amount equal to the Upward Adjustment Amount in cash by wire transfer of immediately available funds to such accounts as directed by the Companies, and (2) the Equity Seller (for and on behalf of the IP Seller), an amount equal to the balance of the Adjustment Holdback Amount in cash by wire transfer of immediately available funds to such accounts as directed by the Equity Seller.

Section 2.10 Closing of the Transactions. The closing of the Asset Purchase Transaction (the “Asset Closing”) shall occur at the Asset Closing Time, the closing of the Subscription Transaction shall occur at the Subscription Closing Time (the “Subscription Closing”), and the closing of the Equity Purchase Transaction (the “Equity Closing”, together with the Asset Closing and the Subscription Closing, the “Closings”) shall occur at the Equity Closing Time, in each case on the date hereof (the “Closing Date”).

Section 2.11 Deliveries at the Closing.

(a) Deliveries by IP Seller.

(i) At the Asset Closing, IP Seller shall deliver to the Buyers:

(1) a certificate of an authorized officer on behalf of IP Seller certifying as to the resolutions of the partners of IP Seller, duly passed or consented to and in effect, which authorize the execution, delivery and performance of this Agreement, the applicable Ancillary Agreements and the applicable transactions contemplated hereby;

(2) the Ancillary Agreements, duly executed by each Person other than the Buyers and their Affiliates;

(3) the Interim Assignment Agreements, duly executed by each Person other than the Buyers and their Affiliates;

(4) evidence of the termination of that certain Trademark Licence Agreement dated July 10, 2025 by and between IP Seller and October’s Very Own Merchandising, a general partnership existing under the Laws of Ontario (“Existing Trademark License Agreement”), in form and substance reasonably acceptable to Buyers;

(5) joinder to the LLC agreement of ABG (the “ABG LLC Agreement”) by IP Seller or its Affiliate holding the ABG Equity;

(6) a certificate of status, compliance, good standing or like certificate with respect to the IP Seller issued by appropriate government officials of the jurisdiction of organization and dated within two (2) Business Days of the Closing Date; and

(7) all such other documentation or evidence as is necessary to establish the consummation of the Transactions and all required corporate proceedings by the IP Sellers in connection with the Transactions.

(ii) Prior to the Equity Closing and following issuance of the Issued Equity from IP Buyer pursuant to Section 2.11(e)(ii), IP Seller shall contribute to the Equity Seller the Issued Equity.

(b) Deliveries by the Canadian Company. At the Subscription Closing, the Canadian Company shall deliver to Equity Seller certificates representing all of the Subscribed Equity.

(c) Deliveries by Equity Seller.

(i) At the Subscription Closing Time, Equity Seller shall pay the Subscription Price in accordance with Section 2.7.

(ii) At the Equity Closing, Equity Seller shall deliver to Equity Buyer:

(1) a certificate of an authorized officer on behalf of Equity Seller certifying as to (A) the Governing Documents of Equity Seller, and (B) the resolutions of the board of directors of Equity Seller, duly passed or consented to and in effect, which authorize the execution, delivery and performance of this Agreement and the applicable transactions contemplated hereby;

(2) a certificate of an authorized officer on behalf of each Company certifying as to (A) its Governing Documents, and (B) the resolutions of its board of directors, duly passed or consented to and in effect, which authorize the execution, delivery and performance of this Agreement and the applicable transactions contemplated hereby;

(3) (i) certificates representing all of the Purchased Equity duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, and (ii) statutory registers of each Company written up to the Equity Closing;

(4) duly executed releases by each of the Sellers and the Principals, in each case, in favour of the Companies and their Subsidiaries;

(5) duly executed resignation and mutual release letters from the directors and officers of the Companies and their Subsidiaries specified by the Equity Buyer;

(6) the bound D&O Tail Policy;

(7) a certificate of status, compliance, good standing or like certificate with respect to each of the Companies and their Subsidiaries issued by appropriate government officials of the jurisdiction of incorporation of such Company and dated within two (2) Business Days of the Closing Date;

(8) properly completed and duly executed Internal Revenue Service Form W-9 or appropriate W-8, as applicable, of the Equity Seller (or its regarded owner for U.S. federal income tax purposes);

(9) a certification from the US Company in the form provided for in United States Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the stock of the US Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and the United States Treasury Regulations thereunder, together with an accompanying notice to the Internal Revenue Service, in each case, duly executed by the US Company;

(10) a copy of the resolutions of the board of directors of the UK Company appointing such persons as the Equity Buyer notifies to the Equity Sellers prior to Equity Closing as directors of the UK Company with effect from Equity Closing and accepting the resignation of the current directors of the UK Company with effect from immediately after such appointments; and

(11) all such other documentation or evidence as is necessary to establish the consummation of the Transactions and all required corporate proceedings by the Equity Seller in connection with the Transactions.

(iii) Following the Equity Closing and following issuance of the Issued Equity from IP Seller pursuant to Section 2.11(a)(ii), Equity Seller shall transfer five (5) units in the capital of the IP Buyer to the Equity Buyer.

(d) Deliveries by Sellers. Prior to the Equity Closing, Sellers shall deliver to Buyers:

(i) duly executed payoff letters and, as applicable, PPSA and UCC-3 termination statements and other Lien terminations or releases with respect to all OVO Debt and the Repayment of Debt, in each case in form and substance reasonably satisfactory to Buyers (drafts of all such documents being delivered to Buyers at least six Business Days prior to the Closing Date), from each financial institution or other lender to which any OVO Debt is owing with respect to the Repayment of Debt, confirming, inter alia, the amount of applicable OVO Debt to be paid, together with pay-off instructions for making such repayment;

(ii) the Ancillary Agreements, duly executed by each Person other than the Buyers and their Affiliates;

(iii) to the extent any payments or benefits that have been or may be paid or provided by the Companies or any of their Affiliates constitute Section 280G Payments, evidence reasonably satisfactory to Buyers that either (i) Sellers used commercially reasonable efforts to solicit and obtain a successful Section 280G Vote with respect to all Section 280G Payments that may be made or provided to each Disqualified Individual and who the Companies reasonably believe might receive, have received or have the right or entitlement to receive Section 280G Payments that, absent such approval, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that could not be deductible by reason of Section 280G of the Code or (ii) despite Sellers commercially reasonable efforts as set forth in the immediately preceding subclause (i), the Section 280G Vote was solicited but not successfully obtained, and as a result, the Waived 280G Benefits have not been and will not be made or provided; provided, that in no event shall this Section 2.10(c)(iii) be construed to require Sellers (or any of their Affiliates) to compel any Disqualified Individual to waive any existing rights under any Contract that such Person has with Sellers or any other Person, and in no event shall Sellers (or any of their Affiliates) be deemed in breach of this Section 2.10(c)(iii) if any such Disqualified Individual refuses to waive any such rights or if the applicable holders of the Companies’ equity interests fail to approve any Waived 280G Benefits after Sellers have complied with their obligations hereunder; and

(iv) all such other documentation or evidence as is necessary to establish the consummation of the Transactions and all required corporate proceedings by the Sellers in connection with the Transactions.

(e) Deliveries by IP Buyer. At the Asset Closing Time, IP Buyer shall:

(i) deliver to the IP Seller a certificate of an authorized officer on behalf of IP Buyer certifying as to the resolutions of the board of managers of IP Buyer, duly passed or consented to and in effect, which authorize the execution, delivery and performance of this Agreement and the applicable transactions contemplated hereby;

(ii) issue to the IP Seller the Issued Equity;

(iii) pay the Asset Purchase Price in accordance with Section 2.7 and retain the Adjustment Holdback Amount in accordance with this Article II;

(iv) deliver the applicable Ancillary Agreements, duly executed by IP Buyer or its applicable Affiliates; and

(v) deliver the Interim Assignment Agreements, duly executed by IP Buyer.

(f) Deliveries by ABG: At the Asset Closing Time, ABG shall issue to the IP Seller the ABG Equity.

(g) Deliveries by Equity Buyer. At the Equity Closing Time, Equity Buyer shall:

(i) deliver to the Equity Seller a certificate of an authorized officer on behalf of Equity Buyer certifying as to the resolutions of the board of directors of Equity Buyer, duly passed or consented to and in effect, which authorize the execution, delivery and performance of this Agreement and the applicable transactions contemplated hereby;

(ii) pay to Equity Seller the Equity Purchase Price in accordance with Section 2.7; and

(iii) deliver to the Equity Seller the bound R&W Insurance Policy.

(h) Deliveries between Buyers. At the Equity Closing Time, the Buyers shall deliver to each other a Contract between IP Buyer, as licensor, and Equity Buyer, as licensee, granting from the IP Buyer to Equity Buyer certain rights in and to the Purchased Assets, in form and substance reasonably satisfactory to the Buyers and duly executed by the parties thereto (“IP License Agreement”).

Section 2.12 Purchase Price Allocation. The Parties agree to allocate the Equity Purchase Price among the Companies in accordance with the allocation schedule attached hereto as Exhibit C - 1 (the “Equity Allocation Schedule”) and to allocate the Asset Purchase Price among the Purchased Assets in accordance with the allocation schedule attached hereto as Exhibit C - 2 (the “Asset Allocation Schedule”), in each case, for all Tax purposes. None of the Parties shall take any position (whether in audits, on any Tax Returns or otherwise) that is inconsistent with the Equity Allocation Schedule or Asset Allocation Schedule, except as required by Law.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND PURCHASED ASSETS

Each of the Sellers hereby, jointly and severally, represents and warrants to Buyers that, except as set forth in the Disclosure Schedule:

Section 3.1 Organization and Qualification.

(a) Each of the Companies and their Subsidiaries has been duly incorporated, formed or organized and is validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation, formation or organization. The Companies and their Subsidiaries have the requisite corporate limited partnership or company power and authority to own, lease and operate their material properties and to carry on their respective businesses as presently conducted.

(b) Each of the Companies and their Subsidiaries is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by such Companies or Subsidiaries thereof, or the nature of the business conducted by such Companies or Subsidiaries thereof, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a Companies Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth (i) the jurisdiction of incorporation, formation or organization of each Company and Subsidiary; and (ii) each jurisdiction in which any Company or Subsidiary is qualified or licensed to transact business.

(c) True and complete copies of the Governing Documents, as in effect as of the date of this Agreement, and the other corporate records of the Companies and their Subsidiaries have been made available to Buyers, which corporate records contain:

(i) all material resolutions adopted by the equityholders and directors of each Company and Subsidiary since the date of its incorporation, formation or organization;

(ii) all subscription and transfer documentation delivered to the Companies and their Subsidiaries by their equityholders;

(iii) the registers of all past or present securities, equityholders and securities issuances, redemptions and transfers, as applicable; and

(iv) the registers of directors, listing all former and present directors of the Companies and their Subsidiaries, all of whom were properly elected.

(d) The Companies and their Subsidiaries are not in material default under or in material violation of any provision of their Governing Documents or any resolutions of their boards of directors or equityholders in any material respect.

Section 3.2 Bankruptcy. None of the Companies or their Subsidiaries has proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property. No resolution has been adopted providing for the dissolution, liquidation or winding up of any of the Companies or their Subsidiaries.

Section 3.3 Capitalization.

(a) Part A of Section 3.3 of the Disclosure Schedule sets forth the authorized capital of each Company and each of their Subsidiaries, and all the issued and outstanding shares or other securities in the capital of each Company (all of which constitute the Purchased Equity) and each of their Subsidiaries (collectively, the “Subsidiary Equity”). All of the Purchased Equity and the Subsidiary Equity have been duly authorized and are validly issued in compliance with the Governing Documents of the applicable Company or Subsidiary and all applicable Laws, outstanding as fully paid and non-assessable, and are owned, beneficially and of record, collectively by Equity Seller or the applicable Company or Subsidiary (as set out in Part A of

Section 3.3 of the Disclosure Schedule) free and clear of all Liens other than (i) Permitted Liens and (ii) restrictions on transfer under applicable securities Laws or the Governing Documents of the applicable Company or Subsidiary. There is no preemptive right, right of first refusal, purchase option, call option or similar right in respect of any issued or unissued shares or other securities in the capital of the Companies and their Subsidiaries, except as set out in Part B of Section 3.3 of the Disclosure Schedule. None of the Companies or their Subsidiaries has issued any (i) equity interests in such Company or Subsidiary that remain outstanding other than the Purchased Equity or Subsidiary Equity, (ii) securities convertible into or exchangeable for equity interests in such Company or Subsidiary or (iii) subscription rights, options or other rights to acquire from such Company or Subsidiary equity interests in such Company or such Subsidiary. The Companies and their Subsidiaries are “private issuers” as defined in section 2.4 of National Instrument 45-106 respecting Prospectus Exemptions.

(b) Except as set out in Part C of Section 3.3 of the Disclosure Schedule, the shares or other securities in the capital of the Companies and their Subsidiaries are not subject to, or affected by, any equityholders’ agreement, voting trust, proxies or any other arrangement with respect to the voting or ownership of such shares or other securities.

(c) Except for the applicable Subsidiary Equity (as set out in Part D of Section 3.3 of the Disclosure Schedule), none of Companies or their Subsidiaries directly or indirectly owns or holds any securities, including any shares or any partnership, limited liability company or joint venture interests, in any other Person.

Section 3.4 No Other Agreements to Purchase. Except for the Buyers’ rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law or Contract) capable of becoming such for the purchase, subscription, allotment or issuance of the unissued shares or other securities of the Sellers, the Companies or their Subsidiaries or any of their respective assets or any of the Purchased Assets.

Section 3.5 Financial Matters.

(a) True and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”) have been made available to Buyers, which copies are attached to Part A of Section 3.5 of the Disclosure Schedule:

(i) audited financial statements of Canadian Company for the fiscal year ended December 31, 2023;

(ii) audited financial statements of OVO US LP for the fiscal year ended December 31, 2023;

(iii) audited financial statements of UK Company for the year ending December 31, 2023;

(iv) combined financial statements of the Companies for the fiscal year ended December 31, 2023;

(v) compiled financial statements of IP Seller for the fiscal year ended December 31, 2023;

(vi) compiled financial statements of IP Seller for the fiscal year ended December 31, 2024;

(vii) draft consolidated balance sheet and income statement of Equity Seller for the fiscal year ended December 31, 2025 (the “Latest Financial Statements”); and

(viii) internal monthly balance sheet statements of OVO Canadian Partnership (consolidated) for the period from December 2024 through April 2026.

(b) Each of the Financial Statements (i) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the applicable entity as at the respective dates of the Financial Statements and (ii) has been prepared in all material respects in accordance with the Books and Records of the applicable entity. Each of the Financial Statements has been prepared in accordance with ASPE, applied on a consistent basis through the periods covered thereby, except as may be indicated in the notes thereto.

(c) Except as set forth on Part B of Section 3.5 of the Disclosure Schedule, neither any Company nor any Subsidiary thereof has any material liability of a nature required to be reflected on a balance sheet prepared in accordance with ASPE other than (i) liabilities specifically reflected or reserved against in the balance sheets forming part of the Financial Statements or specifically disclosed in the notes thereto, if applicable, or (ii) liabilities that have arisen after the date of the Latest Financial Statements in the Ordinary Course of Business (none of which relates to a breach of Contract or Law).

(d) All Books and Records (a) are true and complete in all material respects; (b) have been maintained in accordance with applicable Laws in all material respects; (c) fairly reflect the material transactions of the Companies, their Subsidiaries and the Business; and (d) fairly reflect the basis for the Financial Statements.

(e) The accounts receivable of the Companies, their Subsidiaries and the Business are bona fide, arose from transactions in the Ordinary Course of Business, have been properly recorded in the Ordinary Course of Business in the Books and Records and, based on past practice of the counterparties to which such accounts receivables relate, to the Sellers’ Knowledge, are good and collectible without any discount, set-off, compensation or counterclaim and without the need to resort to litigation (subject to ordinary allowance for doubtful accounts).

(f) All inventory of the Merchandising Business is owned by the Companies or their Subsidiaries free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The inventory levels of the Merchandising Business have been maintained at levels sufficient for (but not materially in excess required for) the continuation of the Merchandising Business in the Ordinary Course of Business after the Closing. None of the inventory of the Merchandising Business includes any items which are below standard quality or of a quality or quantity which is not useable or saleable in the Ordinary Course of Business at normal profit margins other than those items which have been specifically reserved against in the Latest Financial Statements.

(g) Except as disclosed in Part C of Section 3.5 of the Disclosure Schedule and except for any Tax credits or any CEWS, none of the Companies or their Subsidiaries has applied for or received any grant, subsidy, contribution, allowance or other financial assistance from any Governmental Entity, and has never been party to any subsidy agreement, contribution agreement or similar agreement with any Governmental Entity.

(h) Except as disclosed in Part D of Section 3.5 of the Disclosure Schedule:

(i) Each OVO Holding Entity is a single purpose corporation or partnership that has never carried on any business, never had any employees, has never held and does not own or hold any property or assets (other than Subsidiary Equity, as set out in Part A of Section 3.3 of the Disclosure Schedule) or any interests therein of any nature or kind whatsoever.

(ii) None of the OVO Holding Entities has any obligations or liabilities (whether actual or contingent) to any Person, including any liabilities in respect of any Taxes, brokerage fees, or in respect of any Order or Proceeding.

(iii) None of the OVO Holding Entities is a party to any Contract of any nature or kind whatsoever.

(i) Part E of Section 3.5 of the Disclosure Schedule is a true and complete list showing the name of each bank in which any of the Companies or their Subsidiaries has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box. No proxies, powers of attorney or other like instruments related to such accounts are irrevocable.

Section 3.6 Contracts.

(a) Section 3.6 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which any Company or any Subsidiary thereof or any IP Seller is a party (such Contracts disclosed or required to be disclosed on Section 3.6 of the Disclosure Schedule, the “Material Contracts”):

(i) Contracts with each customer of any Company or any of their Subsidiaries that generates annual revenue to the Companies and their Subsidiaries or any of them greater than $50,000;

(ii) Contracts evidencing indebtedness for borrowed money or relating to any line of credit, loan or credit agreement, hypothec, mortgage, indenture, security agreement, promissory note, or other Contract related to indebtedness of any Company or any Subsidiary thereof, including indebtedness arising under lease obligations required to be capitalized in accordance with ASPE, conditional sales Contracts and other similar title retention instruments or any interest rate, currency, swap, derivative or other hedging arrangements;

(iii) Contracts pursuant to which any Company or any Subsidiary thereof guarantees obligations of others;

(iv) Contracts where any obligations of any Company, Subsidiary thereof or IP Seller is guaranteed by any other Person, or letters of credit, letters of guarantees, performance bonds or similar Contracts are entered into in favour of any Company, Subsidiary thereof or IP Seller;

(v) partnership, joint venture, strategic alliance, revenue sharing or other similar Contracts, or any Contracts pursuant to which any Company or Subsidiary thereof has made or obligated itself to make a material investment in any other Person;

(vi) Contracts relating to the disposition or acquisition (by merger, amalgamation, arrangement or such other form of a business combination) of equity interests, assets or properties;

(vii) Contracts that (A) limit the freedom of any Company or Subsidiary thereof to compete in any line of business or in any geographic area, or (B) provide any counterparty to any Company or any Subsidiary thereof with an exclusive dealing or any similar exclusivity provision, or with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other counterparties, including agreements containing “most favored nation” provisions;

(viii) Contracts involving the settlement of any Proceeding (A) with respect to which there is any unpaid amount or conditions precedent to the settlement thereof that have not been satisfied, or (B) that impose any continuing obligations on any Company, the Subsidiary thereof or the Business;

(ix) Contracts with, or entered into for the benefit of, any charity or other non-profit organization;

(x) the Leases;

(xi) IP Agreements required to be disclosed on Section 3.12(b) of the Disclosure Schedule;

(xii) Collective bargaining or similar Contracts with any union, works council or other employee representative body (a “Union”);

(xiii) brokerage, distribution, maintenance, transportation, shipping, freight, warehousing or storage Contracts;

(xiv) Contracts between any Company or any Subsidiary thereof, or IP Seller, on the one hand, and any Seller, any Affiliate of any Seller or any direct or indirect Representative thereof or, to the Sellers’ Knowledge, any family member of such Representative, on the other hand (excluding any employment agreements entered into in the Ordinary Course of Business and any Contracts entered into with attorneys, bankers, financial advisors, auditors, accountants or other professional representatives); and

(xv) any Contract (other than those described above) that provides for aggregate annual receipts or payments by any Company or any Subsidiary thereof in excess of

$500,000; provided, however, that Sellers shall only be required to disclose Purchase Orders entered into pursuant to or in connection with a Contract that is otherwise disclosed in this subsection (xv) of Section 3.6 of the Disclosure Schedule if such individual Purchase Order provides for annual receipts or disbursements by any Company or any Subsidiary thereof in excess of $500,000 (any such Purchase Order, a “Listed Purchase Order”), it being understood that, regardless of whether a Purchase Order that qualifies as a Material Contract is listed or not in Section 3.6 of the Disclosure Schedule as a Listed Purchase Order, such Purchase Order shall qualify as a Material Contract.

(b) Each Material Contract is in full force and effect and constitutes a valid and binding agreement on any Company or Subsidiary thereof or IP Seller, to the extent a party thereto, and, to Sellers’ Knowledge, each other party thereto, and each Material Contract is enforceable in accordance with its terms by and against any Company or any Subsidiary thereof or IP Seller, to the extent a party thereto, and, to the Sellers’ Knowledge, against each other party thereto, in each case subject to the Bankruptcy and Extraordinary Remedy Exception. There is no breach of, or default under, any Material Contract in any material respect by any Company or any Subsidiary thereof or IP Seller, to the extent a party thereto, or, to the Sellers’ Knowledge, any other party thereto, and there is no material written or, to the Sellers’ Knowledge, oral dispute in respect of any Material Contract between any of the Companies or their Subsidiaries, on the one hand, and any counterparty to any such Material Contract, on the other hand. As of the date of this Agreement, none of the Companies or any Subsidiary thereof or IP Seller has waived any material rights under any Material Contract to which it is a party, and none of them has received written notice, or to the Sellers’ Knowledge, oral notice (i) of any actual or alleged breach of, or default under, any Material Contract in any material respect, (ii) of any termination or non-renewal of, any Material Contract, or (iii) to materially amend, or adversely modify the relationship with the counterparty to, any Material Contract. True and complete copies of the Material Contracts, as in effect as of the date of this Agreement, have been made available to Buyers. To the Sellers’ Knowledge, no event has occurred which would, nor is the Closing likely to, result in the termination or a material amendment of any Material Contract.

(c) There is no breach of, or default under, any Contract other than a Material Contract in any material respect by any Company or any Subsidiary thereof or IP Seller, to the extent a party thereto, or, to the Sellers’ Knowledge, any other party thereto.

Section 3.7 Absence of Certain Changes. Except as set forth on Section 3.7 of the Disclosure Schedule, and except pursuant to the Pre-Closing Reorganization, during the period between the date of Latest Financial Statement and the date of this Agreement, the Business has been conducted in the Ordinary Course of Business, and no Companies Material Adverse Effect has occurred. Without limiting the generality of the foregoing, none of the Companies, any Subsidiaries thereof or IP Seller has:

(a) suffered any change that is or would reasonably be expected to be materially adverse to its business, assets, liabilities, condition (financial or otherwise), prospects or results of operations;

(b) ceased to carry on any portion of the Business as carried on immediately prior to such date;

(c) suffered any (i) material damage to or destruction of its property; (ii) material shortage or any cessation or interruption of supplies or ordinary services or any other business interruption; or (iii) extraordinary loss in respect of the Business or any of its assets; in all cases whether or not covered by insurance;

(d) (i) received written or, to the Sellers’ Knowledge, oral notice of or commencement of a Proceeding against it by any Person; or (ii) instituted, compromised, settled or agreed to settle any Proceeding, or suffered any Orders;

(e) cancelled or reduced any of its insurance coverage, or received written or, to the Sellers’ Knowledge, oral notice thereof or of non-renewal or increase in premium from the underwriters of such insurance or its brokers;

(f) (i) made any change in its accounting principles, policies and practices as utilized in the preparation of the Financial Statements; or (ii) removed any auditor or accountant, or had any auditor or accountant resign;

(g) (i) amended its Governing Documents; (ii) modified its capital structure; or (iii) split, combined or reclassified any of its securities, or issued, granted, repriced, redeemed, retired, repurchased or otherwise acquired any of its securities, or granted any options, warrants, or rights with respect to shares in its capital;

(h) (i) incurred any indebtedness, or made or discharged any secured or unsecured loan, advances of borrowed money or capitalized lease obligations (whether or not evidenced by a bond, debenture, note or similar instrument, and whether or not accrued, absolute, contingent or otherwise), other than obligations and liabilities incurred or discharged in favour of trade creditors in the Ordinary Course of Business; (ii) made any capital contributions to, or equity investment in, any other Person, or purchased or otherwise acquired any corporate security or proprietary, ownership, participatory, profit or other equity interest in any Person; (iii) reserved, declared, made or paid any dividend (whether in cash or in kind), or any other distributions or appropriations of profits or capital; (iv) entered into any agreement to maintain the financial condition of another Person; (v) issued or sold any debt securities or advance to, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person; or (vi) liquidated, dissolved or effected any reorganization or recapitalization;

(i) sold, pledged, leased, licensed, assigned, transferred, encumbered (other than Permitted Liens) or otherwise in any way alienated or disposed of or diminished the value of any of its assets or any interest therein with a fair market or book value in excess of $250,000;

(j) sold, assigned, licensed (other than non-exclusive licenses granted to customers and service providers in the Ordinary Course of Business), encumbered, allowed to lapse, or abandoned any Intellectual Property Rights material to the Business;

(k) disclosed to any Person any Trade Secret material to the Business, other than pursuant to a confidentiality agreement or other reasonably protective obligation of confidentiality;

(l) made any capital expenditure or commitment to do so in excess of $500,000 per expenditure, or $2,000,000 in the aggregate;

(m) made any material change in its business organization or business relationships with suppliers, customers and others having business relations with the Business, other than in the Ordinary Course of Business;

(n) (i) granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies; (ii) delayed or postponed the payment of trade payables, changed working capital practices, or accelerated the collection of accounts receivable; or (iii) cancelled or waived any material Claims, account receivable, or rights outside the Ordinary Course of Business, or made any gift;

(o) (i) entered into, amended or terminated any Material Contract; (ii) made any offer, bid or tender which, if accepted, would result in an obligation to enter into a Material Contract; (iii) renewed on any different terms any Material Contract; or (iv) failed to comply in any material respect with the terms of any Material Contract;

(p) entered into any transactions with any of its present or former shareholders, directors, officers, Employees or independent contractors outside the Ordinary Course of Business;

(q) other than as required by any Company Benefit Plan or Contract or as explicitly provided hereunder: (i) granted any severance or termination pay, or entered into any termination, notice, pay in lieu of notice, severance, retention, or change of control or similar agreement with, any Employee or independent contractor of the Companies or any of their Subsidiaries; (ii) engaged or hired, any Employee or individual independent contractor having an annual potential total compensation in excess of $250,000; (iii) materially increased or materially decreased staffing levels or increased the wages, compensation or remuneration of any of its Employees other than in the Ordinary Course of Business; (iv) established, adopted, or entered into any new Company Benefit Plan; (v) amended or modified any existing Company Benefit Plan; (vi) terminated any Company Benefit Plan; (vii) paid any benefit or increased or accelerated the timing of any funding obligation, funding contribution or payment of any compensation or benefits under any Company Benefit Plan; or (viii) created any new right to participate in any Company Benefit Plan; or

(r) authorized, agreed or otherwise committed to any of the foregoing.

Section 3.8 Litigation. Except as set forth on Section 3.8 of the Disclosure Schedule:

(a) There is no, and there has not been in the last three years, any Proceeding pending or, to the Sellers’ Knowledge, threatened against the Sellers, any Company or any Subsidiary thereof. Section 3.8 of the Disclosure Schedule sets out, in respect of each Proceeding, its date of commencement, the parties thereto, the remedies claimed (and, in the event of monetary Claims, their aggregate amount), and the status of such Proceeding.

(b) None of the Sellers, the Companies or their Subsidiaries are, or have been in the last three years, the plaintiff or complainant in any Proceeding.

(c) To the Sellers’ Knowledge, there are no facts, circumstances or conditions that could reasonably form the basis of any Proceeding by or against the Sellers, the Companies or their Subsidiaries.

(d) None of the Sellers, the Companies or their Subsidiaries are subject to any Order entered in any Proceeding, and none of them have settled any Proceeding prior to being prosecuted.

Section 3.9 Compliance with Laws; Permits. Except as set forth on Section 3.9 of the Disclosure Schedule, each of the Sellers, the Companies and their Subsidiaries is, and in the last three years has been, in compliance with all applicable Laws in all material respects, including holding all Authorizations necessary to be obtained by them for the lawful operation of their respective businesses as presently conducted (the “Material Authorizations”). None of the Sellers, the Companies or their Subsidiaries have received in the last three years any notice from a Governmental Entity asserting a failure to comply with any such Laws in any material respects or indicating that any of the Companies or their Subsidiaries is under investigation with respect to compliance with any such Laws. All Material Authorizations are in full force and effect, all applications as necessary for renewal of such Material Authorizations have been timely filed, and none of the Companies or their Subsidiaries has received notice that any Material Authorizations will not be renewed. The Companies and their Subsidiaries are, and in the last three years have been, in compliance with the terms and conditions of all Material Authorizations in all material respects and, in the last three years, none of the Companies or their Subsidiaries has received any notices of any violation of the terms or conditions of any Material Authorizations and there are no, and in the last three years there have been no, Proceedings pending or, to the Sellers’ Knowledge, threatened to revoke or withdraw any Material Authorizations.

Section 3.10 Employee Plans; Labor Matters.

(a) Except as set forth on Part A of Section 3.10 of the Disclosure Schedule, none of the Companies or any of their Subsidiaries maintains, sponsors, funds, contributes to, has any liability with respect thereto or has any requirement to contribute to or is a party to: (i) any “employee welfare benefit plan”, “employee pension benefit plan” or “employee benefit plan” (as those terms are defined in sections 3(1), 3(2) and 3(3), respectively, of ERISA, whether or not subject to ERISA); or (ii) any pension, savings, retirement or deferred compensation plan, supplemental pension or retirement plan, employee benefit plan, incentive compensation plan, commission plan, stock plan, stock purchase, stock appreciation, phantom stock or other equity or equity-based plan or agreement, retention plan or agreement, vacation pay, change in control, severance pay, notice, termination, bonus or benefit arrangement, insurance or hospitalization program, health, medical, dental, drug, disability, life insurance, health or wellness spending account, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements or any other plan, program, policy, Contract, agreement or arrangement providing for compensation or benefits, whether or not subject to ERISA, whether or not reduced to writing, and whether covering a single individual or group of individuals, in each case, with respect to any current or former Employee, director or other individual service provider of the Companies or their Subsidiaries (or any spouses, dependents, survivors or beneficiaries of such Persons), whether pursuant to Contract, arrangement, policy, custom or informal understanding, except in each of (i) and (ii), any employee benefit plan established by statute and administered by a Governmental Entity, including the Canada Pension Plan or a Multiemployer Plan (such plans, programs, policies, practices, Contracts, agreements and arrangements, “Company Benefit Plans”).

(b) Except as set forth on Part B of Section 3.10 of the Disclosure Schedule:

(i) Neither the Companies nor any of their Subsidiaries is party to, or bound by, any collective bargaining or similar Contract with any Union with respect to any Employee.

(ii) No Union holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights, or, to the Sellers’ Knowledge, has applied or threatened to apply to be certified as the bargaining agent of any Employees; and no Employee is otherwise represented by a Union.

(iii) There are no labor disruptions or activities (including any strike, lockout, work slowdown, work stoppage, unfair labor practice charge, demand or petition for recognition, labor organizing effort or drive, handbilling, or picketing) pending, or to the Sellers’ Knowledge, threatened against or affecting any of the Companies or any of their Subsidiaries, and there have been no such disruptions or activities for the past three (3) years.

(iv) Neither the Companies nor any of their Subsidiaries has, in the last three (3) years or currently is, engaged in any unfair labour practice.

(v) No Person has applied to have the Companies or any of their Subsidiaries declared a common or related employer pursuant to applicable Law.

(c) Each Company Benefit Plan (including any associated trust or fund) has been established, funded, registered, maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA, applicable pension legislation, the Tax Act and the Code. There have been no material non-compliance Tax or penalties imposed by a Governmental Entity in respect of any Company Benefit Plan and, to the Sellers’ Knowledge, no fact or circumstance exists that could have an effect on the preferential Tax treatment ordinarily accorded to any such Company Benefit Plan. All contributions, premiums, payments, remittances and benefits required to be made with respect to any such Company Benefit Plan have been made in all material respects in a timely fashion and in material compliance with the terms of the Company Benefit Plan and applicable Laws, and all contributions, premiums, payments, remittances and benefits that are for any period ending on or before the date hereof (x) have been made to the extent due for payment no later than the date hereof and (y) to the extent not so due, have either been made or accrued by the Companies or their Subsidiaries, as applicable. None of the Companies, any of their Subsidiaries nor, to the Sellers’ Knowledge, any other Person is in material breach of, or material default under, any Company Benefit Plan and, to the Sellers’ Knowledge, each Company Benefit Plan is enforceable in all material respects in accordance with its terms.

(d) Except as set forth on Part C of Section 3.10 of the Disclosure Schedule:

(i) Neither Sellers, the Companies, their Subsidiaries nor any of their ERISA Affiliates has currently or within the past six (6) years sponsored, maintained, contributed to, been required to contribute to or participated in or otherwise has or had any obligation or liability under (A) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act; (B) a “multi-employer plan” as such term is defined in subsection 147.1(1) of the Tax Act; (C) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act; (D) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act; (E) a “deferred profit sharing plan” as defined under subsection 147(1) of the Tax Act, (F) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1; (G) a “defined benefit plan” as defined in Section 3(35) of ERISA (or any benefit plan that is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA); (H) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA; (I) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (J) an arrangement that provides for post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or other applicable Law at the participant’s sole expense.

(ii) No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

(e) As to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, each such Company Benefit Plan has received a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service, and, to the Sellers’ Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification or exemption or otherwise result in liability to the Companies or their Subsidiaries.

(f) There is no pending or, to the Sellers’ Knowledge, threatened material Proceeding or claim of any kind with respect to any Company Benefit Plan (other than routine Claims for benefits), and to the Sellers’ Knowledge, no fact or circumstances exist that would be reasonably likely to give rise to any such Proceeding or claim. No Company Benefit Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in conjunction with any other event) could (i) result in any payment or benefit (whether of compensation, termination or severance pay or otherwise) becoming due to any current or former Employee, or other individual service provider of the Companies or their Subsidiaries, (ii) cause or accelerate the time of payment, funding or vesting, or increase the amount or value of compensation (including equity or equity-based compensation) or benefits payable under, or the required funding of, any Company Benefit Plan, (iii) limit or restrict the right of the Companies, Buyer, or any of their respective Affiliates or Subsidiaries to merge, amend or terminate any Company Benefit Plan or any related Contract, (iv) result in any forgiveness of indebtedness of any current or former Employee, or other individual service provider of the Companies or their Subsidiaries, or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from the Companies in respect of any Taxes or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(h) Sellers have provided to Buyers a list, as of the date of this Agreement, of all of the current Employees, showing for each such Employee (without names or employee numbers): (i) job categories; (ii) employing entity; (iii) hire date; (iv) recognized length of service; (v) whether hourly or salaried; (vi) whether union or non-union; (vii) whether exempt or non-exempt; (viii) whether active or on leave (and, if on leave, the anticipated return date); (ix) whether full-time or part-time; (x) annualized base salary, wage rates, or commissions; (xi) work location; (xii) target annual commission, bonus percentage opportunity, or other incentive-based compensation; (xiii) visa status (if applicable); (xiv) whether they are subject to a written employment Contract; and (xv) their annual vacation entitlement in days, their accrued and unused vacation days, any other annual paid time off entitlement in days and their accrued and unused days of such other paid time off. Such list shall also contain, for each Employee, his or her annual vacation entitlement in days, their accrued and unused vacation days, any other annual paid time off entitlement in days and his or her accrued and unused days of such other paid time off.

(i) Each of the Companies and their Subsidiaries is, and has been for the last three years, in compliance with applicable Labor Laws in all material respects. A properly completed Form I-9 is on file with respect to each Employee of the Companies and their Subsidiaries that is located in the United States.

(j) Current and complete copies of all Company Benefit Plans have been delivered or made available to the Equity Buyer (including written descriptions of the terms of each unwritten material Company Benefit Plan), together with, as applicable, copies of (i) the most recent funding, trust, insurance, record-keeping and other service provider agreements, (ii) the most recent plan documents and member booklets, (iii) the most recent financial statements, actuarial reports and asset statements, (iv) the most recent determination or opinion letter from the IRS, (v) the most recent annual report on Form 5500, including all schedules and attachments, (vi) any trust agreements, custodial agreements, insurance policies, administrative agreements, advisory agreements and similar Contract or funding arrangements, (vii) results of non-discrimination testing for each of the last three (3) years, (viii) all Forms 1094-C for any of the Companies or their Subsidiaries that served as an employing entity for 2022 to 2025, and (ix) all material, non-routine correspondence with any Governmental Entity in respect of a Company Benefit Plan (including any applications or submissions under any voluntary correction programs) for the current year and the previous three (3) years.

(k) No commitments to improve or otherwise amend any Company Benefit Plan have been made except as required by applicable Laws. Neither the Companies nor their Subsidiaries have made a formal plan or any promise or commitment to create any additional benefit plans which would be considered to be a Company Benefit Plan once created or to improve or change the benefits provided under any Company Benefit Plan.

(l) All employee data reasonably necessary to administer each Company Benefit Plan is in the possession of the Companies, their Subsidiaries and/or their agents, and to the knowledge of the Sellers, is true and correct in all material respects.

(m) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Company Benefit Plans have either been paid or are accurately reflected in the Books and Records of the Companies and their Subsidiaries.

(n) Current and complete copies of all written Contracts of employment have been delivered or made available or described to the Buyers.

(o) Except as disclosed in Part C of Section 3.10 of the Disclosure Schedule, no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an Employee without an agreement as to notice or severance.

(p) Sellers have provided to Buyers a correct and complete list, as of the date of this Agreement, of each independent contractor or consultant engaged by the Companies or any of their Subsidiaries, including their names, work location, start date, consulting fees, any other forms of compensation or benefits, and whether they are subject to a written Contract. Current and complete copies of all such Contracts have been delivered or made available to the Buyers. The Companies and their Subsidiaries have not incurred within the past three years, and, to the Sellers’ Knowledge, no circumstances exist under which the Companies or any of its Subsidiaries could incur, any liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as consultants or independent contractors and/or the misclassification of employees as exempt from the requirements of any applicable Law, including the Fair Labor Standards Act.

(q) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Companies nor any of their Subsidiaries has been reassessed in any material respect under such legislation during the past three (3) years and, to the Sellers’ Knowledge, no audit of the Companies or any of their Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no Claims or potential Claims which may materially adversely affect the Companies’ or their Subsidiaries’ accident cost experience in respect of the business.

(r) There are no pending charges or outstanding appeals under applicable occupational health and safety legislation, and the Companies and their Subsidiaries have complied in all material respects with all orders issued thereunder.

(s) The Sellers are in compliance in all material respects with all applicable Laws and requirements relating to foreign workers, including all terms and conditions of any work permits and labour market impact assessment confirmations. No audit, investigation or proceeding by any Governmental Entity relating to any foreign worker is pending or, to the Sellers’ Knowledge, threatened.

(t) Neither the Companies nor any of their Subsidiaries is engaged with any personnel agency.

(u) There has not been any Proceeding relating to, or any act or allegation of or relating to, sexual or other type of harassment, discrimination or misconduct, or breach of any policy of the Companies or any of their Subsidiaries relating to the foregoing, in each case involving any current or former Employee, or other individual service provider (in relation to his or her work with the Companies or any of their Subsidiaries) of the Companies or their Subsidiaries, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Sellers’ Knowledge has any such Proceeding, settlement or other arrangement been threatened.

Section 3.11 Environmental Matters.

(a) The business of the Companies and their Subsidiaries is being, and has been in the last five years, carried on in compliance in all material respects with all Environmental Laws.

(b) Each of the Companies and their Subsidiaries holds and is, and has been in the last five years, in compliance in all material respects with all Authorizations that are required of it pursuant to Environmental Laws for the lawful operation of the business of the Companies and their Subsidiaries, as applicable, as currently conducted (“Environmental Authorizations”), and all such material Environmental Authorizations are in full force and effect.

(c) Since January 1, 2023, neither any Company nor any Subsidiary thereof has received any written notice alleging any violation of, or liability for any response, removal or cleanup of Hazardous Materials (including any investigatory, corrective or remedial obligation) under, any Environmental Laws in any material respect that is unresolved.

(d) There are no material reports or documents in the possession of any of the Companies or their Subsidiaries prepared by environmental consultants in the last five years relating to the environmental condition of the Leased Real Property.

Section 3.12 Intellectual Property.

(a) Assets. Section 3.12(a) to the Disclosure Schedule contains a true and complete list as of the date of this Agreement of: (i) all IP Registrations included in the IP Assets, in each case specifying the owner of record, date of application and registration (as applicable), application and registration number (as applicable), relevant jurisdiction, and all material actions that are required to be taken with respect to the IP Registrations within 120 days following the Closing Date to avoid prejudice to, impairment or abandonment of such IP Registrations; and (ii) all other material unregistered IP Assets, including, without limitation, all material IP Seller Licensed IP. The IP Registrations constitute all of the Intellectual Property Rights owned or purported to be owned by the IP Seller pertaining to the OVO Brand and the IP Business that is subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction.

(b) IP Agreements.

(i) Section 3.12(b) to the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the following IP Agreements, specifying for each the date, title, and parties thereto: (A) under which IP Seller, the Companies, or any of their Subsidiaries are a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Rights (an “Outbound License”), other than non-exclusive licenses granted to the Companies’ or their Subsidiaries’ customers or service providers in the Ordinary Course of Business; (B) under which IP Seller, the Companies, or any of their Subsidiaries are a licensee or otherwise granted any right or interest relating to the

Intellectual Property Rights of any Person, other than “shrink-wrap” (or the functional equivalent) licenses for off-the-shelf software or other software commercially available for license or purchase, in each case with an aggregate annual value not exceeding $37,500 (an “Inbound License”); (C) IP Agreements which otherwise relate to the ownership or use of Intellectual Property Rights, in each case identifying the Intellectual Property Rights covered by such IP Agreement; and (D) all consent and coexistence agreements, indemnifications, forbearances to sue, and all similar undertakings and settlement agreements resolving actual or potential Intellectual Property Rights disputes related to the Business as previously, currently or as anticipated to be conducted. The Sellers have provided the Buyers with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder.

(ii) Each IP Agreement is, after taking into account the consummation of the Interim Assignment Agreements, valid and binding on the IP Seller, the Companies, and their Subsidiaries, as applicable, as well as the applicable counterparty, in accordance with its terms and is in full force and effect, and the IP Seller, the Companies, and their Subsidiaries, as applicable, have performed in all material respects all obligations due (including, without limitation, the obligation to pay any royalties or licensing fees to any Person) and required to be performed by them under such IP Agreement, and are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and to the Sellers’ Knowledge, no other party to, or sub-licensee under, any such IP Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Neither IP Seller, the Companies, their Subsidiaries, nor any other party to an IP Agreement has provided or received any written or, to the Sellers’ Knowledge, oral notice of breach of, default under, or intention to terminate (including by non-renewal), any IP Agreement. Except for the IP Agreements disclosed on Section 3.12(b) of the Disclosure Schedule, (A) IP Seller, the Companies, and their Subsidiaries have not licensed any Person the right to use or otherwise exploit any Business IP (other than non-exclusive licenses granted to the Companies’ or their Subsidiaries’ customers or service providers in the Ordinary Course of Business), and (B) IP Seller, the Companies, and their Subsidiaries are not obligated to pay any royalties or licensing fees to any Person in respect of any Intellectual Property Rights. No third parties hold rights to directly receive any portion of royalty revenues derived by IP Seller, the Companies, or their Subsidiaries related to Business IP, nor any other rights to participate in the profits or revenues derived from any Business IP.

(c) Non-Infringement. (i) IP Seller, the Companies, and their Subsidiaries have not, nor has the conduct and operation of the Business by IP Seller, the Companies, and their Subsidiaries as currently conducted and historically conducted, including the use of the Business IP in connection therewith or the use of any of their products, processes and services and the use or provision thereof, infringed, misappropriated, diluted, conflicted with, or otherwise violated any Intellectual Property Rights of any other Person; (ii) IP Seller, the Companies, and their Subsidiaries have not been party to any Proceeding or received any written notice alleging any such infringement, misappropriation, or violation (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person); (iii) to Sellers’ Knowledge, no Person has infringed, misappropriated, or violated any Business IP; and (iv) IP

Seller, the Companies, and their Subsidiaries have not been party to any Proceeding or sent any written notice alleging any infringement, misappropriation, or violation of any Business IP.

(d) Intellectual Property Proceedings. There are no Proceedings (including any opposition, cancellation, interferences, re-examination, revocation, review, or other Proceeding), judgments, or outstanding rulings or orders by a Governmental Entity, whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation by any of the IP Seller, the Companies, their Subsidiaries, or any of their licensees through such licensee’s use of any Business IP, of the Intellectual Property Rights of any Person; (ii) challenging the validity, enforceability, scope, registrability, patentability, or ownership of any Business IP owned or purported to be owned by or, to the Sellers’ Knowledge, licensed by IP Seller, the Companies, or their Subsidiaries or IP Seller’s, the Companies’, or their Subsidiaries’ right, title, or interest in or to any Business IP; or (iii) by IP Seller, the Companies, or their Subsidiaries alleging any infringement, misappropriation, dilution or other violation by any Person of the Business IP. IP Seller, the Companies, and their Subsidiaries and Affiliates are not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceedings. IP Seller, the Companies, and their Subsidiaries and Affiliates are not subject to any outstanding or prospective order or judgment (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership, use or exploitation of any Business IP.

(e) Title and Sufficiency.

(i) IP Seller is the sole and exclusive owner of all rights, title and interest in and to the IP Assets, other than IP Seller Licensed IP, free and clear of all Liens (other than Permitted Liens), and, with respect to the IP Registrations, record owner. Without limiting the generality of the foregoing, IP Seller is the sole and exclusive owner of all Intellectual Property Rights in and to all owl-related imagery related to or used in connection with the Business and/or the OVO Brand, including the copyright registrations set forth in Schedule 3.12 of the Disclosure Schedules. IP Seller, the Companies, and their Subsidiaries have the valid and enforceable right to use all Intellectual Property Rights, including Licensed IP, used or held for use in the conduct of the Business as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). Following the Asset Closing, and after taking into account the consummation of the Interim Assignment Agreements, none of the Sellers, the Sellers’ Affiliates (excluding the IP Buyer, the Companies, and their Subsidiaries), Drake, OEK or NJS will own or have any rights, title, or interests in or to any Business IP or any other Intellectual Property Rights relating to the OVO Brand or Merchandising Business, other than pursuant to the Trademark License-Back Agreements. As of immediately following the Equity Closing, after taking into account the consummation of the IP License Agreement and the Interim Assignment Agreements, the Companies and their Subsidiaries will continue to have the valid and enforceable right to use all Intellectual Property Rights used in, held for use in or required in the operation of the Merchandising Business, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 3.12(e)(i) to the Disclosure Schedule, the Sellers have no obligation to pay any royalties, license fees or other forms of compensation or consideration to any Person for the use of any of the Business IP. October’s Very Own Merchandising GK does not own any right, title or interest in or to the Business IP or to any other Intellectual Property Rights related to or used or held for use in the conduct of the Business. For greater certainty, following the Asset Closing, IP Buyer shall be the sole and exclusive owner of all right, title, and interest in or to the IP Assets, including all Intellectual Property Rights related to the OVO Brand or Merchandising Business and necessary to conduct the IP Business, in each case other than the Company Licensed IP.

(ii) The IP Assets constitute all of the Intellectual Property Rights owned by or purported to be owned by IP Seller pertaining to the OVO Brand and Merchandising Business. The Business IP represents all of the Intellectual Property Rights necessary to conduct the Business in the manner in which the Business is currently being conducted.

(iii) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will by itself, result in the loss or impairment of, or require the consent of any other Person in respect of, IP Seller’s, the Companies’, or their Subsidiaries’ right to own or use any Business IP.

(f) Validity and Enforceability. All of the Business IP other than Licensed IP, and to the Sellers’ Knowledge, all of the Licensed IP, is subsisting, valid and enforceable, and all IP Registrations are in full force and effect.

(g) Assignment. All current and former officers, directors, employees, consultants and contractors of IP Seller, the Companies, their Subsidiaries, or any of their licensees, who have created, developed, conceived of, contributed to, or reduced to practice, whether alone or jointly with others, any Intellectual Property Rights for any of, or otherwise in the course of their employment or engagement with, IP Seller, the Companies, or their Subsidiaries have executed valid and enforceable written agreements assigning all of their rights, title and interests in and to such Intellectual Property Rights to IP Seller, the Companies, or their Subsidiaries, as applicable, except to the extent such ownership vests in IP Seller, the Companies, or their Subsidiaries by operation of applicable Law, and have waived all moral rights and all other non-assignable rights in and to such Intellectual Property Rights. The Sellers have provided Buyers with true and complete copies of all such agreements. No current or former officer, director, employee, consultant or contractor of IP Seller, the Companies or their Subsidiaries (i) has any right, title or interest, or any claim, in or with respect to any Business IP, or (ii) is in violation of any such assignment agreement in any material respect.

(h) Proprietary Information. IP Seller, the Companies, and their Subsidiaries take commercially reasonable steps to protect and maintain their respective rights, title and interest in and to the Business IP and to protect and preserve the confidentiality of all Trade Secrets included in the Business IP, all other proprietary information held or purported to be held by the IP Seller, the Companies and their Subsidiaries, and any other Trade Secrets or other confidential information disclosed to or possessed by them, including the retention of any and all documents necessary to defend or enforce such rights, title and interest in and to the Business IP, and the execution of appropriate confidentiality and non-disclosure agreements. No Trade Secrets or any other confidential information included within the Business IP or relating to the Business has been authorized to be disclosed to any current or former employee, contractor or consultant or any other Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets and other confidential information by such employee, contractor, consultant or Person.

Each Person, including the current and former employees, contractors and consultants of IP Seller, the Companies, and their Subsidiaries, who has had access to such Trade Secrets or other confidential information has executed and delivered to IP Seller, one of the Companies, or their Subsidiaries a written and enforceable Contract requiring such Person to protect and maintain the confidentiality of such Trade Secrets or other confidential information, and there has been no unauthorized use or disclosure of any such Trade Secrets or other confidential information by such employee, contractor, consultant or Person. There have been no disclosures by IP Seller, the Companies, and their Subsidiaries of any such Trade Secrets or other confidential information, other than in the Ordinary Course of Business and pursuant to appropriate confidentiality obligations. IP Seller, the Companies, and their Subsidiaries are not in material breach of, and have not materially breached, any obligations or undertakings of confidentiality that they owe or have owed to any Person, and no Person is in material breach of or has materially breached any obligations or undertakings of confidentiality owed to any of IP Seller, the Companies, or their Subsidiaries in any material respect. No current or former employee, contractor or consultant of IP Seller, the Companies, or their Subsidiaries is in default or breach of their employment, contractor or consultant agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with respect to any material term relating to the assignment of any Business IP, or such employee, contractor or consultant’s obligations to IP Seller, the Companies, or their Subsidiaries with respect to confidentiality or protection of Trade Secrets, proprietary data, customer lists or other business or technical information. There are no Proceedings, judgments, or orders pending or, to the Sellers’ Knowledge, threatened, against IP Seller, or any of the Companies or the Companies’ Subsidiaries, that challenge the validity, enforceability, scope, or ownership of any Business IP. IP Seller and the Companies and their Subsidiaries are not subject to any judgments or orders that restrict or impair any of their use or exploitation of any Business IP.

(i) Fees. All filings and fees necessary to maintain rights in the IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars. The IP Registrations are currently in compliance with all formal legal requirements which have come due as of the date hereof and such obligations which come due within ninety (90) days after the Closing Date (including, as applicable, the payment of all filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications).

(j) The Companies and their Subsidiaries own, lease, license, or otherwise have the valid and sufficient right to use all Company IT Systems, and will continue to own or have such rights immediately after the Equity Closing to the same extent as immediately prior to the Asset Closing. The Companies and their Subsidiaries have complied in all material respects with the terms and conditions of the Contracts corresponding to such Company IT Systems. All Company IT Systems are reasonably sufficient for the immediate needs of the Companies and their Subsidiaries, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. There have been no failures, breakdowns, or other substandard performance of any Company IT Systems that have caused a material disruption to the Merchandising Business. The Companies and their Subsidiaries have not been subjected to a third-party audit of any kind in connection with any Contract pursuant to which any of them uses any Company IT System, nor received any written notice of intent to conduct such audit. To the Sellers’ Knowledge, the Company IT Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt, or erase Software, hardware, or data. The Companies and their Subsidiaries use commercially reasonable efforts designed to protect the security of the Company IT Systems from unauthorized use, access, or interruption, including maintaining commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities. The Companies and their Subsidiaries test such plans and procedures on a regular basis, and they have been proven effective in all material respects upon such testing.

(k) No Company IT Systems or any product or service of the Companies and their Subsidiaries is subject to any Contract that requires any of the Companies or their Subsidiaries to divulge to any third party any source code or Trade Secret that is part of such Company IT Systems or any of the products or services of the Companies or their Subsidiaries, including any source code escrow agreements. None of the Business IP was developed or is used in a manner that (i) would require any portion thereof to be disclosed, delivered, distributed, licensed, or otherwise made available to any third party in source code form, (ii) limits the freedom of the Companies and their Subsidiaries to seek full compensation in connection with the marketing, licensing, or distribution of any of the products or services of the Companies or their Subsidiaries, or (iii) allows a third party to decompile, disassemble, or otherwise reverse engineer any Business IP. The Companies and their Subsidiaries have complied in all material respects with all contractual obligations relating to open source software used in connection with the Software included in the Business IP. To the extent the Companies or any of the Companies’ Subsidiaries uses AI Technologies, the applicable Company or Subsidiary owns or has adequate rights to use any Training Data used in connection therewith and will continue to own or have such rights immediately after the Equity Closing to the same extent as immediately prior to the Asset Closing.

(l) The Companies and the Companies’ Subsidiaries, and to the Sellers’ Knowledge, all influencers and endorsers receiving compensation of any kind (including free or discounted products) in consideration of endorsing any products or services of the Companies and the Companies’ Subsidiaries, are and have been in material compliance with all applicable Laws relating to advertising and promotion, including those Laws regarding sponsorship identification, testimonials, comparative advertising, and endorsement disclosures (the “Sponsorship Disclosure Requirements”). No Proceeding has been brought or threatened in writing against IP Seller, or any of the Companies or any of the Companies’ Subsidiaries, alleging violation of Sponsorship Disclosure Requirements. IP Seller, the Companies, and the Companies’ Subsidiaries are and have been in material compliance with the terms and conditions of all social media platforms and online marketplaces in which they advertise or sell products or services.

Section 3.13 Data Security and Privacy Requirements

(a) The IP Seller and the Companies and their Subsidiaries have complied with, and are in compliance with, all applicable Data Security and Privacy Requirements, including their publicly available policies regarding Personal Information. The IP Seller and the Companies and their Subsidiaries have implemented controls, including written policies and procedures, designed to ensure compliance with Data Security and Privacy Requirements, including through adopting and publishing privacy notices and policies that accurately describe their privacy practices. The execution, delivery, performance, and consummation of the Transactions (including the

Processing of Personal Information in connection therewith) does not and will not result in a material violation of any Data Security and Privacy Requirements.

(b) There have been no known or reasonably suspected (i) Security Incident or (ii) breach of security of any of the IT Systems or other technology necessary for the operations of the Business or Personal Information maintained by or on behalf of the IP Seller or the Companies or their Subsidiaries. Neither the IP Seller, nor the Companies or their Subsidiaries have notified, or been required to notify, any Governmental Entity or other Person of any Security Incident. The IP Seller and the Companies and their Subsidiaries have implemented and maintain a written information security program comprising commercially reasonable administrative, physical, and technical safeguards sufficient to protect the security, confidentiality, integrity, and availability of the IT Systems and Sensitive Information, and consistent with Data Security and Privacy Requirements.

(c) The IP Seller and the Companies and their Subsidiaries have not received any actual or threatened notice, request, complaint, claim, or other communication from any Governmental Entity or Person, and there has been no actual or threatened investigation, inquiry, or enforcement action, in each case regarding any actual, alleged, or suspected Security Incident or violation of applicable Data Security and Privacy Requirements and, to Sellers’ Knowledge, there are no circumstances reasonably likely to give rise to any of the above.

(d) The IP Seller and the Companies and their Subsidiaries have undertaken commercially reasonable due diligence in respect of all third-party processors, outsourcers, and service providers, they have appointed to Process Sensitive Information on their behalf, or with whom they otherwise share Sensitive Information or provide access to their IT Systems and have contractually obligated all material such parties to (i) comply with Data Security and Privacy Requirements, (ii) notify the IP Seller and the Companies and their Subsidiaries (as applicable) of any Security Incidents with respect to Sensitive Information received from, or on behalf of the IP Seller or the Companies or their Subsidiaries, and (iii) take reasonable steps designed to protect and secure Sensitive Information from loss, theft, unauthorized access, use, modification, disclosure, or other misuse.

(e) The IP Seller and the Companies and their Subsidiaries do not (i) transmit email marketing messages to their employees, customers, vendors, or suppliers, (ii) transmit SMS marketing messages to their employees, customers, vendors, or suppliers, or (iii) collect or disclose Personal Information, including but not limited to video-viewing information, derived from website cookies, pixels, tags, or other online tracking technologies; except to the extent for any of the foregoing (i)-(iii), the IP Seller and the Companies and their Subsidiaries (as applicable) have (y) to the extent such consent is required by applicable Laws, provided and received advance notice and consent for the same; and (z) done so in compliance with Data Security and Privacy Requirements. The IP Seller and the Companies and their Subsidiaries have complied with all employee, customer, vendor, supplier, and other applicable data subject requests related to the same.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all insurance policies in force with respect to the Companies and their Subsidiaries, true and complete copies of which have been delivered to the Buyers. Each such policy is in full force and effect (subject to the Bankruptcy and Extraordinary Remedy Exception), all premiums due and owing with respect to such policy have been paid, and neither Seller, Companies nor any of their respective Affiliates is in default in any material respect with respect to any provision contained in such insurance policy to the extent relating to the Companies or any of their Subsidiaries. None of the Companies or their Subsidiaries have failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. No insurer has ever cancelled or refused to accept or continue any insurance in relation to any of the Companies or their Subsidiaries. Except with respect to renewals in the Ordinary Course of Business, none of the Companies or their Subsidiaries has received any notice from or on behalf of any insurer that any insurance policy will be amended or that any modification of any of the methods of doing business by any of the Companies or their Subsidiaries will be required.

Section 3.15 Tax Matters.

(a) Each of the Companies and their Subsidiaries and the IP Seller has prepared and duly and timely filed, or caused to be prepared and duly and timely filed, with the appropriate Governmental Entities, all material Tax Returns required to be filed and has paid to the appropriate Governmental Entities all Taxes owed or payable by it, including all installments, when due and payable within the time required by applicable Law, whether or not such Taxes are shown on any Tax Return or assessment or reassessment, except in the case of the IP Seller where any failure would not give rise to a Tax Lien on the Purchased Assets.

(b) Each of the Companies and their Subsidiaries and the IP Seller has deducted, withheld and timely remitted to the appropriate Governmental Entity all Taxes required to have been so deducted, withheld and remitted by it, and has complied with any related recordkeeping and information reporting requirement, except in the case of the IP Seller where any failure would not give rise to a Tax Lien on the Purchased Assets.

(c) Each of the Companies and their Subsidiaries and the IP Seller has collected and remitted to the appropriate Governmental Entity all Taxes required to have been collected and remitted by it, except in the case of the IP Seller where any failure would not give rise to a Tax Lien on the Purchased Assets.

(d) Each Tax Return filed by the Companies and their Subsidiaries and the IP Seller is true, correct and complete in all material respects, except in the case of the IP Seller where any failure would not give rise to a Tax Lien on the Purchased Assets.

(e) Each of the Companies and their Subsidiaries has made full and adequate provision in the Financial Statements for all Taxes for periods to which they relate that were not yet due and payable.

(f) Other than amounts taken into account in the Final Closing Date Calculations, no Company or Subsidiary has any liability for Taxes in respect of any Pre-Closing Tax Period.

(g) Neither any Company nor any Subsidiary thereof nor the IP Seller is (i) a party to any pending or threatened (in writing) Proceeding, audit, assessment or reassessment by any Governmental Entity for assessment or collection of Taxes relating to it, (ii) currently the subject of a Tax audit or examination relating to Taxes, or (iii) negotiating any assessment or reassessment with any Governmental Entity, and no written indication has been received from any Governmental Entity that any such assessment or reassessment is proposed.

(h) Neither any Company nor any Subsidiary thereof has (i) waived any statute of limitations in respect of Taxes or Tax Returns, or (ii) otherwise entered into any agreement, arrangement or understanding (including any waiver or objection) that extends the period for the assessment or reassessment of Taxes or the filing of any Tax Return of payment of Taxes (other than automatic extensions for filing Tax Returns pursuant to applicable Law).

(i) Neither any Company nor any Subsidiary nor the IP Seller thereof has received from any Governmental Entity any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn, except in the case of the IP Seller where any such occurrence would not give rise to a Tax Lien on the Purchased Assets.

(j) There are no Tax Liens on the Purchased Assets or on any assets of any Company or any Subsidiary thereof other than Permitted Liens.

(k) Each Company and Subsidiary required to be registered is duly registered for all applicable sales, use, value-added or similar Taxes and has complied in all material respects with all registration, reporting, collection, remittance and documentation requirements in respect thereof, including maintaining all exemption and resale certificates required under applicable Law.

(l) No written claim has been made by any Governmental Entity in a jurisdiction where a Company or Subsidiary or the IP Seller does not file Tax Returns in respect of a particular Tax that such entity is or may be subject to Tax or required to file Tax Returns in such jurisdiction in respect of such Tax, and each Company and Subsidiary is resident for Tax purposes only in its jurisdiction of organization and has not, to Sellers’ Knowledge, had a permanent establishment in any other jurisdiction.

(m) Neither any Company nor any Subsidiary thereof (i) is a party to or bound by any Tax sharing, Tax allocation or Tax indemnity agreement or any similar agreement (including any advance pricing agreement) with any Person or Governmental Entity, other than agreements and financing arrangements entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes or Tax Returns, (ii) has been a member of any affiliated group (as defined in Section 1504 of the Code) filing any consolidated return for U.S. federal Income Tax purposes or any similar affiliated, consolidated, combined or similar group for other Tax purposes, in each case, other than a group the common parent of which is one of the Companies, or (iii) has any liability for the Taxes of any other Person (other than the Companies and their Subsidiaries) by operation of Law (including United States Treasury Regulations Section 1.1502-6 or any analogous provision of U.S. state or local or non-U.S. Law), pursuant to any arrangement for group or consortium relief or similar arrangement, or as a transferee or successor.

(n) Neither any Company nor any Subsidiary thereof has engaged in any non-arm’s length transaction for consideration other than fair market value, and each has complied in all material respects with all applicable transfer pricing rules and any related documentation requirements (including any such rules pursuant to Section 482 of the Code and the United States Treasury Regulations promulgated thereunder).

(o) Since January 1, 2026, neither any Company nor any Subsidiary thereof has (i) made (outside the Ordinary Course of Business), changed or revoked any material Tax election, (ii) adopted (outside the Ordinary Course of Business) or changed any method of accounting for Tax purposes, (iii) amended any Tax Return or filed any material Tax Return inconsistent with past practice, (iv) surrendered any right to any material Tax refund; (v) settled or compromised any Proceeding, audit, assessment or reassessment or entered into any agreement with any Governmental Entity in respect of any Taxes or Tax Returns, (vi) incurred any material Taxes outside the Ordinary Course of Business, or (vii) failed to pay any estimated Taxes (as determined without taking into account the effect of the Transactions) when due.

(p) Neither any Company nor any Subsidiary thereof (or any successor thereto or any affiliated or consolidated group in which any Company or any of its Subsidiaries will become a member after the Closing) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) closing agreement described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) entered into on or prior to the Closing, (ii) prepaid amount received or deferred revenue accrued on or prior to the Closing, (iii) change in or use of an incorrect method of accounting for any Pre-Closing Tax Period, (iv) installment sale or open transaction disposition made on or prior to the Closing, or (v) deferred intercompany gain or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any similar provision of United States state or local or non-U.S. Law) entered into or in existence prior to the Closing.

(q) There are no circumstances that have resulted, and no circumstances exist that would reasonably be expected to result, in the application to any Canadian Company or Subsidiary of sections 15, 17, 78 or 80 to 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(r) No Canadian Company or Subsidiary has claimed, and none will claim, any reserve under the Tax Act (or any analogous provision of any comparable Law of any province or territory of Canada) in respect of its taxation year ending on the Closing Date, except to the extent that an equivalent deferred revenue or similar reserve has been recognized for accounting purposes and is reflected in the Final Closing Date Calculations.

(s) Neither any Company nor any Subsidiary thereof has claimed or received any amount, and no amount has been taken into account in calculating the Estimated Subscription Price, in respect of any Tax credit, refund, rebate, overpayment or similar adjustment of Taxes (including the Canada Emergency Wage Subsidy (CEWS) or any other governmental assistance or subsidy) to which such entity is not fully entitled, and each such entity has retained all documentation required under applicable Law to support any such Claims; neither any Company nor any Subsidiary thereof has received any written indication from any Governmental Entity, regardless of its merits, that it is or may be required to repay any such amounts.

(t) Without limiting the generality of the foregoing, all research and development investment tax credits and investment and innovation tax credits (collectively, “ITCs”) claimed by any Canadian Company or Subsidiary were claimed in accordance with the Tax Act and applicable provincial Tax Laws, and such entity satisfied all relevant conditions and requirements entitling it to such ITCs at all relevant times, and all refunds of ITCs received or receivable were properly claimed in accordance with such Laws and all applicable conditions for such refunds were satisfied.

(u) Neither any Company nor any Subsidiary thereof nor the IP Seller has undertaken, participated in, or been contractually obligated to participate in any “reportable transaction” within the meaning of subsection 237.3(1) of the Tax Act or any “notifiable transaction” within the meaning of subsection 237.4(1) of the Tax Act, any “listed transaction” or “reportable transaction” (as defined under the United States Treasury Regulations promulgated under Section 6011 of the Code), or any analogous provision of any comparable Law of any province or territory of Canada, any state or local jurisdiction in United States or any jurisdiction in the United Kingdom.

(v) Neither any Company nor any Subsidiary thereof has entered into, received or requested any closing agreements, Tax rulings, Tax holiday or special relief, or other agreements, arrangements or rulings relating to any material Taxes or Tax Returns that have been entered into or issued by any Governmental Entity.

(w) The US Company is and, at all times since its formation, has been treated as a corporation for U.S. federal and applicable state and local income tax purposes. Each Subsidiary of the US Company (i) was and, at all times since its formation until July 9, 2025, had been treated as a partnership for U.S. federal and applicable state and local income tax purposes, and (ii) is and, at all times since July 9, 2025, has been treated as disregarded as a separate entity from the US Company for U.S. federal and applicable state and local income tax purposes. Other than October’s Very Own Merchandising, each of the Canadian Company, the UK Company and their respective Subsidiaries is, and at all times since its formation, has been treated as a corporation for U.S. federal and applicable state and local income tax purposes. October’s Very Own Merchandising is and, at all times since its formation, has been treated as a partnership for U.S. federal and applicable state and local income tax purposes.

(x) Within the past two (2) years, neither any Company nor any Subsidiary thereof has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code or any similar provision of applicable Tax Law of a non-U.S. jurisdiction.

(y) Neither any Company nor any Subsidiary thereof has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code or the United States Treasury Regulations thereunder.

(z) The US Company is not, and has not been at any time during the five-year period ending on the date hereof, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(aa) The IP Seller is a “Canadian partnership” within the meaning of the Tax Act.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Disclosure Schedule sets forth an accurate list, as of the date of this Agreement, of all real property leased, licensed, subleased or similarly occupied by any Company or any Subsidiary thereof (the “Leased Real Property”). True and complete copies of the underlying leases, subleases, licenses, and all amendments, extensions, assignments, waivers and variations thereof or guarantees, indemnities or security agreements therefor, in each case with respect to the Leased Real Property and as in effect as of the date of this Agreement (each, a “Lease”, and collectively, the “Leases”), have been made available to Buyer and have been accurately described on Section 3.16(a) of the Disclosure Schedule by reference to the date, parties, term commencement date, term expiry date and the Leased Real Property to which they relate.

(b) Each Lease is in full force and effect, unamended (save as disclosed on Section 3.16(a) of the Disclosure Schedule), valid and binding on the Companies or their Subsidiaries, to the extent a party thereto, and enforceable in accordance with its terms against the Companies or their Subsidiaries, to the extent a party thereto, and, to the Sellers’ Knowledge, against each other party thereto, in each case subject to the Bankruptcy and Extraordinary Remedy Exception. Each Lease is in good standing and creates a good and valid leasehold estate on the Companies or their Subsidiaries, to the extent a party thereto, in the Leased Real Property thereby demised, in each case free and clear of all Liens other than Permitted Liens. There is no breach of, or default under, any Lease by any Company or any Subsidiary thereof, to the extent a party thereto, or, to the Sellers’ Knowledge, any other party thereto, and neither the Company nor any Subsidiary is aware of any event, occurrence, condition, act or circumstance under the Leases by the Company or any Subsidiary or, to the Sellers’ Knowledge any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event, occurrence, condition, act or circumstance would become a breach of, or default under, any Lease by the Company or any Subsidiary, or to the Sellers’ Knowledge, any other party thereto. Neither any Company nor any Subsidiary thereof has assigned or otherwise directly or indirectly transferred its interests under any Lease (including through change of control or other direct or indirect transfers contemplated by the Leases) nor subleased any of the Leased Real Property (or any part or parts thereof) to any third party.

(c) Except as set out on Section 3.16(a) of the Disclosure Schedule, neither the Company, any of its Subsidiaries or any other party to the Leases have exercised any termination right available to it under the Leases and, to the Sellers’ Knowledge, the Company or any Subsidiary is not aware of any event, occurrence, condition, act or circumstance under the Leases by the Company, any Subsidiary or, to the Sellers’ Knowledge, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event, occurrence, condition, act or circumstance would entitle the Company, any Subsidiary or any other party to the Leases to exercise a termination right under the Leases.

(d) Except as set forth in Section 3.16(a) of the Disclosure Schedule, the performance by the Sellers under this Agreement and any other agreements related to the transactions contemplated hereby, will not require any consent, approval or waiver of a party under any of the Leases.

(e) Neither any Company nor any Subsidiary thereof owns, or has ever owned, any real property.

Section 3.17 Investment Canada Act. None of the Companies and their Subsidiaries or the Business provides any of the services or engages in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act.

Section 3.18 Competition Act. Neither the aggregate value of the assets held by the IP Seller, the Companies or their Subsidiaries in Canada nor the gross revenues of the IP Seller, the Companies or their Subsidiaries from sales in, from or into Canada exceeds C$93,000,000, in each case as determined in accordance with the Competition Act (Canada).

Section 3.19 Title to Assets. Each of the IP Seller, the Companies and their Subsidiaries owns (with good and valid title) all of the assets (whether real, personal, movable, immovable, or mixed and whether tangible or intangible) that it purports to own, including all the assets reflected as being owned by such IP Seller, the Company or Subsidiary in the Books and Records and the Financial Statements, as applicable, each such IP Seller, Company or Subsidiary has legal and beneficial ownership of its assets free and clear of all Liens, except for Permitted Liens. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by Law or Contract) capable of becoming such for the purchase or other acquisition from the IP Seller, any Company or Subsidiary thereof of any of its assets, other than inventory to be sold in the Ordinary Course of Business.

Section 3.20 Sufficiency of Assets. The only business and activities conducted by the Companies and the Subsidiaries is the Merchandising Business, and the only business and activities conducted by the IP Seller is the IP Business. No part of the Business is carried on by any Person other than the Companies, the Subsidiaries and the IP Seller, as applicable. The assets and properties owned or leased by the Companies and the Subsidiaries reflected as being owned or leased by them in the Books and Records constitute all of the assets and properties used or held for use in connection with the Merchandising Business as currently conducted, are adequate and suitable to carry on the Merchandising Business in the manner currently conducted, and constitute all of the assets and properties necessary to conduct the Merchandising Business.

Section 3.21 Condition of Assets. The tangible assets owned or leased by the Companies and the Subsidiaries are in good operating condition and repair having regard to their use and age and, except for reasonable and ordinary wear and tear, are adequate and suitable for the uses to which they are being put. None of such tangible assets is in need of maintenance or repairs, except for normal maintenance and repairs that are not material in nature or cost.

Section 3.22 Financial Criminal Laws. None of the Companies, their Subsidiaries, the Sellers, their Affiliates or any of their respective Affiliates, officers, directors, employees, agents or Representatives has (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to any political activity; (ii) used or is using any corporate funds for any direct or indirect unlawful payments to, or received anything of value from, any Governmental Entity or employee; (iii) established or maintained any unrecorded fund or asset or made any fictitious or false entries on any books or records for any purpose or failed to make any required entry on any books or records for any purpose; or (iv) taken any action in breach or violation of Financial Criminal Laws or is or has been the subject of any Proceeding or Order regarding any alleged, apparent or potential breach or violation thereof or been assessed any fine, penalty or written warning thereunder.

Section 3.23 Trade Control Laws and Sanctions Laws. Each of the Companies and their Subsidiaries (i) possesses all Authorizations required for compliance in all material respects with all applicable Trade Control Laws and Sanctions Laws for the Business and its operations as currently conducted, such Authorizations are in full force and effect, and all applications as necessary for renewal of such Authorizations have been timely filed, and (ii) has been in compliance in all material respects with all terms and conditions of such Authorizations and has not received any notice alleging liability under and/or non-compliance with respect thereto. The Companies and their Subsidiaries have never imported or exported, without a valid Authorization, any product, software or technology for which an Authorization is required under applicable Trade Control Laws or Sanctions Laws.

Section 3.24 Brokers. Neither Buyers nor, following the Closing, any Company or any Subsidiary thereof will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Sellers or any Company prior to the Closing.

Section 3.25 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN THIS ARTICLE III OR ARTICLE IV, NONE OF THE SELLERS, COMPANIES, ANY SUBSIDIARY OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANIES OR ANY SUBSIDIARY OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, PLANS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN THIS ARTICLE III AND ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANIES AND THE SELLERS.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller hereby, jointly and severally, represents and warrants to Buyers that, except as set forth in the Disclosure Schedule:

Section 4.1 Organization. Each Seller has been duly incorporated, formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. The Equity Seller has the requisite corporate, limited partnership or company power and authority to own the Purchased Equity. The IP Seller has the requisite power and authority to own, hold, and transfer the Purchased Assets, including the IP Assets.

Section 4.2 Authority. Each Seller and each Company has the requisite corporate, partnership or company power and authority to execute and deliver this Agreement and to consummate the applicable Transactions. The execution and delivery of this Agreement and the consummation of the applicable Transactions have been duly authorized by all necessary action on the part of each Seller and each Company. This Agreement has been duly and validly executed and delivered by each Seller and each Company, and this Agreement constitutes a valid, legal and binding agreement of each Seller (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Parties), enforceable against each Seller and each Company in accordance with its terms, subject to the Bankruptcy and Extraordinary Remedy Exception.

Section 4.3 Consents and Approvals; No Violations.

(a) Except as set forth in Section 4.3 of the Disclosure Schedule, there is no requirement of any Seller, Company or Subsidiary to deliver any notice to, make any filing with or obtain any Authorization of any Governmental Entity as a condition for the execution, delivery or performance by each Seller and each Company of this Agreement or the lawful consummation of the Transactions, or to obtain the consent, approval, waiver or authorization of, or give notice to, any other Person under any Material Contract as a condition for the execution, delivery or performance by each Seller of this Agreement or the lawful consummation of the Transactions.

(b) Except as set forth in Section 4.3 of the Disclosure Schedule and assuming the completion of the Repayment of Debt, neither the execution, delivery or performance by each Seller and each Company of this Agreement nor the consummation of the Transactions does or will (i) conflict with or result in any breach of any provision of any Seller’s Governing Documents or the Governing Documents of any of the Companies or their Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract binding upon any Seller or any Material Contract, (iii) violate any Law or Order applicable to any Seller, any Company or any of the Companies’ Subsidiaries, or (iv) result in the creation or imposition of any Lien upon the Purchased Equity, the Purchased Assets or any property or assets of the Companies or the Subsidiaries.

Section 4.4 BankruptcyAs of immediately prior to the Closings, the IP Seller is Solvent. To the Sellers’ Knowledge, the IP Seller has not committed an act of bankruptcy. None of the Sellers has proposed a compromise or arrangement to its creditors generally, has any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property. No resolution has been adopted providing for the dissolution, liquidation or winding-up of such Seller.

Section 4.5 Accredited Investor; Publicly Traded Partnership Matters.

(a) Investment Intention; Securities Laws. IP Seller (i) understands and has taken cognizance of all the risk factors related to the investments in ABG and IP Buyer, (ii) has been granted the opportunity to ask questions of, and receive satisfactory answers from, Representatives of ABG and IP Buyer concerning the terms and conditions of the investments in ABG and IP Buyer, as applicable, and has had the opportunity to obtain and has obtained any additional information that it deems necessary regarding the investment in ABG and IP Buyer, and (iii) has relied solely upon (A) the representations set forth in this Agreement and (B) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. IP Seller acknowledges that the investments in ABG and IP Buyer are intended to be exempt from registration by virtue of Section 4(a)(2) of the Securities Act. IP Seller has the financial ability to bear the economic risk of these investments and can afford a complete loss of such investments. IP Seller is acquiring the ABG Equity and Issued Equity solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and IP Seller understands that such ABG Equity and Issued Equity, as applicable, may not be disposed of by IP Seller in contravention of the ABG LLC Agreement, A&R LLCA, the Securities Act, or any applicable state securities laws.

(b) Accredited Investor. IP Seller is an “accredited investor,” as that term is defined in Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of investments in ABG and IP Buyer.

(c) Matters Relating to Publicly Traded Partnerships. Neither IP Seller, nor any direct or indirect owner thereof, was formed for the principal purpose of permitting any Person (including, for the avoidance of doubt, ABG or IP Buyer) to satisfy the 100-partner limitation set out in Treasury Regulations Section 1.7704-1(h)(1)(ii).

Section 4.6 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN ARTICLE III AND THIS ARTICLE IV, NONE OF THE SELLERS OR ANY SUBSIDIARY OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, PLANS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN ARTICLE III AND THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANIES AND THE SELLERS.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYERS AND ABG

Each Buyer and ABG hereby represents and warrants to Sellers that as to itself only, and solely with respect to Section 5.1 through Section 5.10 and Section 5.12 (and, for greater certainty, Equity Buyer makes no representations and warranties hereunder in respect of IP Buyer, ABG or the Asset Purchase Transaction and neither IP Buyer nor ABG makes any representations and warranties hereunder in respect of the Equity Buyer or the Equity Purchase Transaction):

Section 5.1 Organization.

(a) If such Person is Equity Buyer, such Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) If such Person is IP Buyer, such Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

Section 5.2 Authority. If such Person is a Buyer:

(a) Such Buyer has the requisite corporate, limited partnership or company power and authority to execute and deliver this Agreement and to consummate the applicable Transactions.

(b) The execution and delivery of this Agreement and the consummation of the applicable Transactions have been duly authorized by all necessary action on the part of such Buyer.

(c) This Agreement has been duly and validly executed and delivered by such Buyer, and this Agreement constitutes a valid, legal and binding agreement of such Buyer (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Parties), enforceable against such Buyer in accordance with its terms, subject to the Bankruptcy and Extraordinary Remedy Exception.

Section 5.3 Consents and Approvals; No Violations. If such Person is a Buyer:

(a) No notice to, filing with or Authorization of any Governmental Entity is necessary for the execution, delivery or performance by such Buyer of this Agreement or the consummation by such Buyer of the applicable Transaction.

(b) Neither the execution, delivery or performance by such Buyer of this Agreement nor the consummation of the applicable Transaction (a) conflict with or result in any breach of any provision of such Buyer’s Governing Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any Contract binding upon such Buyer, or (c) violate any Law or Order applicable to such Buyer or its properties or assets, except, in the case of clauses (b) and (c) above that would reasonably be expected to have Material Adverse Effect in respect of such Buyer.

Section 5.4 Litigation. If such Person is a Buyer, such Buyer is not (a) subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (b) a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is, to such Buyer’s knowledge, threatened to be a party to any such action, and, in the case of either clause (a) or (b), which would adversely affect or delay such Buyer’s performance under this Agreement or the consummation of the applicable Transaction.

Section 5.5 Brokers. If such Person is a Buyer, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the applicable Transactions based upon arrangements made by and on behalf of such Buyer or any of its Affiliates for which any Seller or any Affiliate thereof may become liable at any time prior to or after the Closing.

Section 5.6 Anti-Money Laundering Compliance. If such Person is a Buyer:

(a) No part of the funds used by such Buyer to pay its portion of the Asset Purchase Price or the Equity Purchase Price, as applicable, has been or will be directly or indirectly derived from, or related to, any activity that contravenes any applicable Laws that relate to the prohibition of money laundering, anti-bribery, the U.S. Foreign Corrupt Practices Act, Corruption of Foreign Public Officials Act (Canada) or any other similar applicable Law prohibiting public or commercial bribery or corruption and/or the financing of terrorism or other crimes (collectively, the “Anti-Money Laundering Laws”) and the USA PATRIOT Act, to the extent applicable to such Buyer.

(b) No payment by such Buyer to the applicable Seller hereunder shall cause such Seller or any of their Affiliates to be in violation of any Anti-Money Laundering Laws.

Section 5.7 Investigation; No Other Representations; Investment Risk. If such Person is a Buyer:

(a) Such Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Companies, their Subsidiaries, the Purchased Assets and the Transactions, as applicable, which investigation, review and analysis were conducted by such Buyer together with its Representatives.

(b) Such Buyer acknowledges and agrees, on behalf of itself and its other Buyer Related Persons, that none of its Buyer Related Persons has relied or is relying on any statement, representation or warranty, oral or written, express or implied, made by any Seller Related Persons, except as expressly set forth in Article III and Article IV (as modified by the Schedules) and any statements, representations and warranties expressly set forth in the Ancillary Agreements, in connection with the entering into of this Agreement by such Buyer.

(c) Such Buyer and its Representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of Sellers, the Companies and the Subsidiaries in connection with the determination by such Buyer to enter into this Agreement and consummate the applicable Transactions.

Section 5.8 Solvency.

(a) If such Person is the IP Buyer, immediately after giving effect to the Asset Closing and the Asset Purchase Transaction contemplated by this Agreement, the IP Buyer reasonably believes, based on financial analyses conducted by or on behalf of IP Buyer (including any solvency opinion or certificate delivered in connection with the Closing) that it will be Solvent (assuming (i) the accuracy of the representations and warranties of Sellers set forth in Article III and Article IV, (ii) the accuracy of the information provided by Sellers and the Companies to IP Buyer and its financing sources, and (iii) that no Material Adverse Effect has occurred prior to the Closing). For purposes of this representation, “liabilities” shall be determined without regard to (x) any contingent liabilities to the extent not reasonably expected to result in an actual obligation requiring payment, (y) any liabilities arising from any breach by Sellers of this Agreement, and (z) any liabilities not reflected or reserved against in the Financial Statements or disclosed in the Disclosure Schedule.

(b) If such Person is the Equity Buyer, immediately after giving effect to the Equity Closing and the Equity Purchase Transaction contemplated by this Agreement, the Equity Buyer reasonably believes, on the same bases and subject to the same assumptions and exclusions set forth above, that it will be Solvent.

(c) For purposes of this Section 5.8, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms or similar or comparable terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.9 R&W Insurance Policy. If such Person is Equity Buyer:

(a) Attached hereto as Exhibit D is a true, correct and complete copy of the R&W Insurance Policy, as in full force and effect as of the date hereof.

(b) On or prior to the date hereof, Equity Buyer has (a) paid the required deposit fee and all other payments or fees required to be made as of the date hereof, and taken all necessary actions as of the date hereof, to bind Equity Buyer’s coverage under the R&W Insurance Policy, and (b) fully complied with all of its obligations under the R&W Insurance Policy necessary to the binding of the R&W Insurance Policy.

Section 5.10 Issuance of Issued Equity. If such Person is IP Buyer:

(a) The Issued Equity has been duly authorized for issuance by all necessary action on the part of IP Buyer and, when issued to IP Seller in accordance with this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(b) The authorized, issued and outstanding equity interests of IP Buyer, immediately prior to the issuance of the Issued Equity to IP Seller, consist solely of 51 units and are free and clear of all Liens other than (i) restrictions on transfer under applicable securities Laws or the Governing Documents of IP Buyer and (ii) Liens granted or arising under the A&R LLCA. Except as set forth in the A&R LLCA or this Agreement, there are no outstanding (i) equity interests of IP Buyer, (ii) securities convertible into or exchangeable for equity interests of IP Buyer, (iii) options, warrants or other rights to acquire equity interests of IP Buyer, or (iv) agreements, arrangements or commitments of any kind to which IP Buyer is a party relating to the issuance of any equity interests of IP Buyer, any such convertible or exchangeable securities or any such options, warrants or rights.

(c) The issuance of the Issued Equity to IP Seller in accordance with this Agreement will not (i) violate the Governing Documents of IP Buyer, (ii) violate any applicable Law or Order, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which IP Buyer is a party or by which IP Buyer is bound.

(d) The Issued Equity is being offered and sold to IP Seller in compliance with all applicable securities Laws. Assuming the accuracy of the representations in Article IV, the offer, sale and issuance of the Issued Equity is exempt from registration under the Securities Act of 1933, as amended, and applicable state and provincial securities Laws.

(e) The minute books and other similar corporate records of IP Buyer contain true and complete records of all meetings and other corporate actions of the members and managers (or other governing body) of IP Buyer held, and of all written consents executed in lieu of the holding of any such meeting, since the formation of IP Buyer. True and complete copies of the Governing Documents of IP Buyer, as in effect as of the date of this Agreement, have been made available to IP Seller, and IP Buyer is not in material default under or in material violation of any provision of its Governing Documents.

Section 5.11 Tax Matters. If such Buyer is IP Buyer:

(a) IP Buyer is a “non-resident person” for purposes of the Excise Tax Act (Canada).

(b) IP Buyer is not registered under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) or the corresponding provisions of any applicable Canadian provincial or territorial sales tax legislation.

Section 5.12 Representations and Warranties of ABG. If such Person is ABG:

(a) Organization. ABG is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) Authority. ABG has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ABG. This Agreement has been duly and validly executed and delivered by ABG, and this Agreement constitutes a valid, legal and binding agreement of ABG (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Parties), enforceable against ABG in accordance with its terms, subject to the Bankruptcy and Extraordinary Remedy Exception.

(c) Consents and Approvals; No Violations. The execution and delivery of this Agreement by ABG does not, and the consummation of the transactions contemplated hereby by ABG will not, (a) conflict with or result in any breach of any provision of the Governing Documents of ABG, (b) require any filing with, or permit, Authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permit, Authorization, consent or approval or to make such filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABG’s ability to perform its obligations under this Agreement or issue the ABG Equity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract to which ABG is a party or by which ABG is bound, except where such violations, breaches or defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABG’s ability to perform its obligations under this Agreement or issue the ABG Equity, or (d) violate any Law or Order applicable to ABG, except where such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABG’s ability to perform its obligations under this Agreement or issue the ABG Equity.

(d) Litigation. There is no Proceeding pending or, to ABG’s knowledge, threatened against ABG that would reasonably be expected to have a Material Adverse Effect on ABG’s ability to perform its obligations under this Agreement or to issue the ABG Equity to IP Seller.

(e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Sellers in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ABG.

(f) Issuance of ABG Equity. The ABG Equity has been duly authorized for issuance by all necessary action on the part of ABG and, when issued to IP Seller in accordance with this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights to acquire securities of ABG of any Person.

(g) No Violation from Issuance. The issuance of the ABG Equity to IP Seller in accordance with this Agreement will not (i) violate the Governing Documents of ABG, (ii) violate any applicable Law or Order, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which ABG is a party or by which ABG is bound.

(h) Securities Law Compliance. The ABG Equity is being offered and sold to IP Seller in compliance with all applicable securities Laws. Assuming the accuracy of the representations in Article IV, the offer, sale and issuance of the ABG Equity is exempt from registration under the Securities Act of 1933, as amended, and applicable state and provincial securities Laws.

Article VI
COVENANTS AND AGREEMENTS

Section 6.1 Tax Matters.

(a) Equity Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Companies and each of their Subsidiaries on or prior to the Closing Date. Equity Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Companies and each of their Subsidiaries, except for the Tax Returns that Sellers shall prepare and file, or cause to be prepared and filed, as described in the previous sentence. All such Tax Returns with respect to the Companies and each of their Subsidiaries to be filed by Equity Buyer for periods that relate to Tax periods or portions thereof ending on or before the Closing Date for which Equity Seller could reasonably be expected to bear any indemnification obligation pursuant to Section 7.4(a)(each such Tax Return, a “Pre-Closing Tax Return”) shall be prepared in a manner that is consistent with the prior practice of the Companies and each of their Subsidiaries to the extent such prior practice is permitted by applicable Law. Equity Buyer shall provide Equity Seller a draft of any such Pre-Closing Tax Return (x) in the case of any Pre-Closing Tax Return for any Income Tax, at least thirty (30) days prior to the due date (taking into account any available extension) for such Tax Return, and (y) in the case of any other Pre-Closing Tax Return, at least ten (10) days prior to the due date (taking into account any available extension) for such Tax Return, for Equity Seller’s review, and Equity Buyer shall consider in good faith any comments provided by Equity Seller at least fifteen (15) days (in the case of any Pre-Closing Tax Return for any Income Tax) or five (5) days (in the case of any other Pre-Closing Tax Return) prior to such due date for such Tax Return. For purposes of this Section 6.1(a), any determination under, pursuant to or as permitted by applicable Laws shall be determined (i) in the case of any U.S. federal, state or local Income Taxes, based on a “more likely than not” or higher standard, and (ii) in the case of any Income Taxes in another jurisdiction, based on the equivalent or similar standard in such jurisdiction.

(b) For purposes of this Agreement, (i) the amount of property and ad valorem Taxes of any Company or any Subsidiary thereof for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) the amount of any other Taxes of any Company or any Subsidiary thereof for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date, provided that exemptions, allowances, deductions or other items that are calculated on an annual or periodic basis (including, but not limited to, depreciation and amortization deductions) shall be apportioned on a daily basis. Each item of income, gain, deduction, loss or credit of a Subsidiary that is a partnership for Tax purposes (each, a “Partnership”) for a Straddle Period in respect of the Partnership shall be allocated to each person that was a partner of Partnership (which, for greater certainty, includes a partner at any time in the fiscal period of the Partnership in which the Closing occurs) on the basis that the Straddle Period consisted of two hypothetical taxable periods, the first of which ended immediately before the time of the Closing and the second of which began at the time of the Closing. Any income, gain, deduction, loss or credit of the Partnership for the first period described above will be allocated to the partners as of immediately before the Closing and any income, gain, deduction, loss or credit of the Partnership for the second period described above will be allocated to the partners on or after Closing.

(c) Equity Buyer shall not make any elections pursuant to Section 338 of the Code with respect to the Companies or their Subsidiaries.

(d) At the request of the Equity Buyer, the Equity Seller shall, and shall cause its Affiliates to, cooperate with the Equity Buyer to close the taxable year for any Company or any of its Subsidiary in connection with the Closing to the extent permitted by applicable Law, including (i) by making an election under subsection 256(9) of the Tax Act in respect of the taxation year of the Canadian Company ending (or otherwise ending) on or immediately prior to the Closing Date, and (ii) by timely making any election under United States Treasury Regulation Section 1.245A-5(e)(3)(i) and similar provision of U.S. state and local Tax Law with respect to the Canadian Company, the UK Company and their respective Subsidiaries. If the taxable year of any of the Canadian Company, the UK Company and their Subsidiaries cannot be closed as of the Closing Date for U.S. federal income tax purposes, the Equity Buyer and the Equity Seller agree that (x) for purposes of applying Sections 951(a)(2) and 951A(c), the Equity Buyer’s pro rata share described thereunder with respect to such taxable year shall be determined as if such taxable year ends on the Closing Date, and (y) if the method as described in clause (x) is not permitted under the United States Treasury Department guidance promulgated after the date hereof, the Equity Buyer and the Equity Seller shall negotiate in good faith and adopt a method permitted by such guidance that would result in the Equity Buyer’s pro rata share to be as close to such result pursuant to clause (x) as possible.

(e) Equity Buyer and Equity Seller shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) using commercially reasonable efforts to provide records and information that are reasonably relevant to any such audit, litigation or other proceeding and to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Equity Seller and Equity Buyer agree to retain all appropriate Books and Records with respect to Tax matters pertinent to the Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until (i) the expiration of the statute of limitations (and, to the extent notified by Equity Buyer or Equity Seller, any extensions thereof) of the respective taxable periods, or (ii) if no such statute of limitations exists, seven (7) years after the Closing Date, and to abide by all record retention agreements entered into with any taxing authority.

(f) All excise, sales, use, value added, goods and services, harmonized sales, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting from the Transactions (“Transfer Taxes”) shall be borne equally by IP Buyer, on the one hand, and IP Seller, on the other hand. However, any Transfer Taxes imposed under the Excise Tax Act (Canada) and any applicable Canadian provincial or territorial sales tax legislation are the responsibility of, for the account of, and shall be borne by IP Buyer; provided, however, that if the matters set forth in Section 5.11 are true on the Asset Closing, IP Seller shall not collect any goods and services or harmonized sales taxes under Part IX of the Excise Tax Act (Canada) (“GST/HST”) on the basis that the sale of the Purchased Assets is zero-rated pursuant to section 10 and/or section 10.1 of Part V of Schedule VI to the Excise Tax Act (Canada). Notwithstanding the foregoing, the Buyers agree, jointly and severally, to indemnify IP Seller, its partners and their respective directors, officers, employees and shareholders with respect to 50% of any GST/HST, penalties and interest, whether arising from a reassessment or otherwise, which may be payable in connection with the failure by the IP Seller to collect any applicable GST/HST payable by IP Buyer on the purchase and sale of the Purchased Assets as a result of any inaccuracy, misstatement or misrepresentation made by the IP Buyer.

(g) Except as required by Law, Equity Buyer and its Affiliates shall not, and shall cause the Companies not to, without the prior written permission of the Equity Seller (which permission shall not be unreasonably withheld, conditioned or delayed) (i) amend any previously-filed Tax Returns of the Companies for any Pre-Closing Tax Period, (ii) file Tax Returns in respect of a particular Tax for any of the Companies for any Pre-Closing Tax Period in a jurisdiction where such Company has not historically filed Tax Returns for such Tax (other than such jurisdiction where, since the end of the last taxable period for such Tax, such Company started new operations or increased or changed operations in a manner that established nexus for purposes of such Tax), (iii) initiate discussions or examinations with any Tax authority regarding Taxes of the Companies with respect to any Pre-Closing Tax Period, (iv) make any voluntary disclosures with any Tax authority with respect to Taxes of the Companies for any Pre-Closing Tax Period, or (v) undertake any action outside of the Ordinary Course of Business on the Closing Date that has the material risk of affecting Equity Seller or any of its Affiliates for any Pre-Closing Tax Period, in each case where any such action could reasonably be expected to increase a Pre-Closing Income Tax Amount.

(h) Notwithstanding anything to the contrary in this Agreement, Equity Buyer shall be entitled to cause any Subsidiary of the US Company to make or cause to made any election under Section 6226 of the Code and the Treasury Regulations thereunder, and any similar or analogous election under U.S. state or local Tax Law, with respect to any Pre-Closing Tax Period to the extent such election is permitted by applicable Tax Law.

(i) If it is determined that any Canadian Company or Subsidiary made an “excessive eligible dividend designation”, as defined in subsection 89(1) of the Tax Act, the Equity Seller hereby consents to (or shall cause the recipient of the relevant dividend to consent to) the making of an election under subsection 185.1(2) of the Tax Act in respect of the full amount thereof, and such election shall be made by such Canadian Company or Subsidiary in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(j) If it is determined that any Canadian Company or Subsidiary has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock and the full amount of such dividend exceeded the amount of its “capital dividend account”, as defined in the Tax Act, immediately before the dividend became payable, the Equity Seller hereby consents to (or shall cause the recipient of the relevant dividend to consent to) the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

(k) Other than agreements and financing arrangements entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes or Tax Returns, Equity Seller shall cause any and all existing Tax sharing agreements, Tax indemnity agreements, and Tax allocation agreements (whether written or unwritten) binding upon any Company or any Subsidiary thereof to be terminated on or before the Closing Date, and from and after the Closing Date, no Company or any Subsidiary thereof shall have any further obligations or liabilities with respect to any such agreements.

(l) If, at any time after the Closing Date, any Seller, on the one hand, or any Buyer, on the other hand, determines, or becomes aware that an “advisor” (as is or may be defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that the transaction contemplated by this Agreement, together with all transactions ancillary thereto, is subject to the reporting requirements under section 237.3 of the Tax Act or the notification requirements under section 237.4 of the Tax Act (or any comparable provisions under provincial tax legislation), including as a result of any future amendments or proposed amendments to such provisions (the “Disclosure Requirements”), such Seller or the Buyer, as applicable, will promptly inform the other Parties of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and such Parties will cooperate in good faith with respect to preparing and filing the applicable information returns or notifications.

(m) U.S. Tax Treatment. For U.S. federal income Tax purposes (and, to the extent permitted by Law, for applicable state and local income Tax purposes): (i) the issuance of the Issued Equity to the IP Seller is intended to be treated as a contribution of an undivided interest in the Purchased Assets to the IP Buyer under Section 721(a) of the Code; (ii) the issuance of the ABG Equity is intended to be treated as a contribution of an undivided interest in the Purchased Assets to ABG (followed by a contribution of such undivided interest in the Purchased Assets directly or indirectly through intermediate entities, as the case may be, to IP Buyer) under Section 721(a) of the Code; (iii) the payment to or on behalf of the IP Seller of the portion of the Asset Purchase Price not described in clauses (i) and (ii) above is intended to be treated as the sale of an undivided interest in the Purchased Assets to Buyer under Section 1001 of the Code; and (iv) the payment to the Equity Seller of the Equity Purchase Price is intended to be treated as the sale of an undivided interest in the Purchased Equity to Buyer under Section 1001 of the Code, and the Parties shall not (and shall cause their respective Affiliates not to) take any position inconsistent with this Section 6.1(m) on any U.S. federal, state or local Tax Return, in any audit or similar proceeding relating to U.S. federal income Taxes, or otherwise, except to the extent otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state or local Law).

Section 6.2 Public Announcements. Buyers and Sellers shall (a) consult with each other before such Party or any of its Affiliates or their respective Representatives issues any press release or otherwise makes any public statement with respect to the Transactions, (b) provide to the other Parties for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except for any press release or public statement as may be required by applicable Law (in which case such Party shall use commercially reasonable efforts to give the other Parties a reasonable opportunity to review and comment on any such disclosure prior to its making).

Section 6.3 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing Date until the sixth anniversary of the Closing Date, Equity Buyer shall cause the Companies and their Subsidiaries to the fullest extent permitted under applicable Law (including as it may be amended after the date of this Agreement to expand the rights of Director Indemnified Parties hereunder) (i) defend, indemnify and hold harmless each Person who at any time prior to the Equity Closing Time was appointed by or at the direction of, or who otherwise served at the request of, Equity Seller or any of its Affiliates as a director, manager and/or officer of any of the Companies or any of their Subsidiaries (collectively, the “Director Indemnified Parties”) from and against any Losses that the Director Indemnified Parties may suffer or incur as a result of, in respect of, arising out of or in connection with any matters existing or occurring at or prior to the Equity Closing (collectively, “Director Claims”), and (ii) promptly advance expenses as incurred to each Director Indemnified Party in connection with any Director Claims; provided, that the Person to whom such expenses are advanced provides an undertaking to repay such expenses if it is finally judicially determined that such Person is not entitled to indemnification or advancement of expenses.

(b) Equity Buyer shall cause the Companies and their Subsidiaries (i) to maintain, for a period of at least six years from and after the Closing, provisions in their respective Governing Documents concerning the indemnification and exculpation (including relating to expense advancement) of the Director Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of the Companies and their Subsidiaries, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law or unless appropriate substitute arrangements that are not less favorable to the applicable Director Indemnified Parties than those set forth in the applicable Governing Documents are implemented.

(c) Prior to the Closing Date, the Companies have obtained, and fully paid the premium for, “tail” directors’ and officers’ liability and fiduciary liability insurance policies for the benefit of the Director Indemnified Parties with respect to matters existing or occurring at or prior to the Closing, with levels of coverage, terms and conditions that are at least as favorable to the Director Indemnified Parties as the directors’ and officers’ liability and fiduciary liability insurance policies covering the Companies and their Subsidiaries in effect as of the date of this Agreement and Equity Buyer agrees not to terminate such policies for a period of six years following the Closing.

(d) In the event that Equity Buyer, the Companies, their Subsidiaries or any of their respective successors or assigns (i) consolidates with, amalgamates, merges or effects another similar form of business combination with any other Person, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Equity Buyer shall cause such successors and assigns of Equity Buyer, the Companies or their Subsidiaries, as the case may be, to assume or succeed to all of the obligations set forth in this Section 6.3.

(e) The provisions of this Section 6.3 shall survive the Equity Closing Time and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Director Indemnified Parties, each of whom is an express third-party beneficiary of this Section 6.3. The obligations of Equity Buyer under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.3 applies without the consent of the affected Person. The Companies shall pay all reasonable expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Director Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.3.

Section 6.4 Post-Closing Access. After the Closing Date, Equity Buyer shall, and shall use commercially reasonable efforts to cause the Companies and their Subsidiaries to, until the sixth anniversary of the date hereof, retain all books, records and other documents pertaining to the businesses of the Companies and their Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by Sellers (at Sellers’ expense) during normal business hours of the Companies and their Subsidiaries upon reasonable request and upon reasonable notice, without undue interference to the business operations of the Companies and the Subsidiaries.

Section 6.5 Use of Name. Except as otherwise expressly permitted in the Omnibus Agreement and the Trademark License-Back Agreements, (a) as soon as practicable after the Equity Closing (and in no event later than thirty (30) days thereafter), Sellers shall, and shall cause their Affiliates (excluding the Companies and their Subsidiaries) to, wind down and eliminate all uses of all Trademarks, Internet domain names, social media accounts and handles, and legal entity names included in the IP Assets, and all Trademarks, Internet domain names, social media accounts and handles, and legal entity names confusingly similar to or embodying any of the foregoing (collectively, the “Company Marks”), including by (i) changing legal names to remove any reference to or use of the Company Marks, and (ii) removing the Company Marks from all products, signage, advertising, stationery, business cards, checks, Purchase Orders and acknowledgments, customer agreements, and other Contracts, business documents and marketing materials and (b) following the Equity Closing, except for the wind-down period provided herein or as otherwise expressly permitted in the Omnibus Agreement, the Sellers shall not, and shall not permit any Affiliates (excluding the Companies and their Subsidiaries) or third parties to, apply for, register, use, or otherwise exploit, or authorize any other Person to apply for, register, use, or otherwise exploit, any Trademarks, Internet domain names (including domain names as part of an email address), social media accounts and handles, or legal entity names comprising or containing any Company Marks.

Section 6.6 Confidentiality.

(a) The Confidentiality Agreement is hereby terminated effective as of the Equity Closing.

(b) From and after the Closings, the Sellers shall, and shall cause each of their Affiliates and each of its and their respective Representatives to, keep confidential all information relating to the Business, the Companies and their Subsidiaries (including all Personal Information of the Employees), other than information (except Personal Information) that:

(i) is part of the public domain as of the Closing Date;

(ii) becomes part of the public domain on or after the Closing Date other than as a result of a breach of these provisions by the Sellers;

(iii) was received in good faith after the Closings from an independent Person who was lawfully in possession of such information free of any obligation of confidentiality; or

(iv) the Sellers or any of their Affiliates is required to disclose pursuant to applicable Law or stock exchange rules.

(c) From and after the Closings, each of the Sellers and the Buyers shall, and shall cause each of their Affiliates and each of its and their Affiliates’ Representatives to, keep confidential this Agreement, the Ancillary Agreements and all information disclosed to it in connection with the Transactions (except, (A) in respect of the IP Buyer, information in respect of the IP Business, (B) in respect of the Equity Buyer, information in respect of the Merchandising Business, or (C) as provided for in the IP License Agreement) by or on behalf of the other Party and relating to the other Party, except information (other than Personal Information) that:

(i) is part of the public domain as of the Closing Date;

(ii) becomes part of the public domain on or after the Closing Date other than as a result of breach of these provisions;

(iii) can be demonstrated to have been known or available to such Person before receipt of such information from the other Party or independently developed by such Person;

(iv) was received in good faith from an independent Person, who was lawfully in possession of such information free of any obligation of confidentiality; or

(v) such Person or any of its Affiliates is required to disclose pursuant to applicable Law or stock exchange rules.

Section 6.7 Wrong Pockets.

(a) Assignment of Misallocated Merchandising Payments and Assets.

(i) From and after the Equity Closing, if any of the Sellers or Principals or any of their respective Affiliates or Subsidiaries receives any amount arising primarily out of the operation by any of the Companies or their Subsidiaries of the Merchandising Business (any such amount, a “Misallocated Merchandising Payment”), then the Sellers shall promptly notify the Equity Buyer of such receipt and shall promptly (and in any event within ten (10) Business Days after such discovery or identification) remit, or cause to be remitted, such Misallocated Merchandising Payment to the Company or Subsidiary of any Company designated by the Equity Buyer without any further consideration.

(ii) From and after the Equity Closing, if any of the Sellers or Principals or any of their respective Affiliates or Subsidiaries holds legal or beneficial title to any asset, property or right of any kind that relates primarily to the operation by any of the Companies or their Subsidiaries of the Merchandising Business (but for the avoidance of doubt, excluding any Intellectual Property Rights related to the OVO Brand, including any IP Assets and any After Discovered IP, all of which shall be addressed exclusively pursuant to Section 6.7(b)) (any such asset, property or right, a “Misallocated Merchandising Asset”), the Sellers shall, or shall cause such Principal, Affiliate or Subsidiary to, (a) promptly (and in any event within ten (10) Business Days after such discovery or identification) take all steps required to transfer such Misallocated Merchandising Asset to the Company or Subsidiary of any Company designated by the Equity Buyer without any further consideration, and (b) until such time as the transfer contemplated in clause (a) of this Section 6.7(a) is completed, hold and stand possessed of such Misallocated Merchandising Asset as bare trustee for the benefit of such Company or Subsidiary and receive and hold all proceeds, benefits and advantages accruing in respect of such Misallocated Merchandising Asset fully for the benefit, use and ultimate ownership of such Company or Subsidiary and, at the written direction of the Equity Buyer, enforce any rights arising from such Misallocated Merchandising Asset against other Persons. For the avoidance of doubt, the Vancouver Lease (as such term is defined in the Disclosure Schedule) constitutes a Misallocated Merchandising Asset.

(b) Assignment of After Discovered IP Assets. From and after the Asset Closing, if any of the Sellers, Principals or any of their respective Affiliates or Subsidiaries discover or otherwise identify, or if IP Buyer identifies and notifies IP Seller in writing of, any Intellectual Property Rights related to the OVO Brand or Merchandising Business, including any IP Assets, that (a) were not assigned, transferred, or conveyed to IP Buyer at the Asset Closing, or (b) may not have been effectively assigned, transferred, or conveyed to IP Buyer at the Asset Closing, in either case that should have been included in the IP Assets assigned to IP Buyer pursuant to this Agreement, or (c) were held for use by, or used in connection with the IP Business by, IP Seller, the Companies, their Subsidiaries, or any Principal prior to the Asset Closing but were not included in the IP Assets due to the absence of formal title documentation (“After Discovered IP”), then such Seller shall, and shall cause its Affiliates or Subsidiaries to, promptly (and in any event within ten (10) Business Days after such discovery or identification) notify IP Buyer in writing of the existence and a reasonably detailed description of such After Discovered IP and take all actions required under Section 6.7(c) to assign, transfer, and convey such After Discovered IP to IP Buyer.

(c) Miscellaneous.

(i) Without any further consideration, each Seller shall, and shall cause the applicable Principals and its and their respective Affiliates or Subsidiaries to, promptly execute and deliver (or cause to be executed and delivered) to IP Buyer in respect of Section 6.7(b) or the applicable Company or Subsidiary of any Company in respect of Section 6.7(a), as applicable, such assignments and other instruments of conveyance, transfer, or assignment as may be reasonably necessary or reasonably requested by IP Buyer in respect of Section 6.7(b) or Equity Buyer in respect of Section 6.7(a), as applicable, to assign, transfer, and convey to IP Buyer in respect of Section 6.7(b) or the applicable Company or Subsidiary of any Company in respect of Section 6.7(a)(ii) all of such Seller’s and the

Principals and their respective Affiliates’ or Subsidiaries’ right, title, and interest in and to such After Discovered IP in respect of Section 6.7(b) or Misallocated Merchandising Payment or Misallocated Merchandising Asset in respect of Section 6.7(a), as applicable, in each case free and clear of all Liens (other than Permitted Liens), effective as of the Asset Closing in respect of Section 6.7(b) or the Equity Closing in respect of Section 6.7(a).

(ii) Each Seller shall, and shall cause the applicable Principal and their respective Affiliates or Subsidiaries to, take such further actions, and execute and deliver such further documents and instruments, as IP Buyer in respect of Section 6.7(b) or Equity Buyer in respect of Section 6.7(a), as applicable, may reasonably request in order to record, perfect, or otherwise give effect to the assignment of such After Discovered IP in respect of Section 6.7(b) or Misallocated Merchandising Payment or Misallocated Merchandising Asset in respect of Section 6.7(a), as applicable, including recordation of such assignments with the applicable Governmental Entity or intellectual property registries, at IP Buyer’s sole cost and expense.

(iii) The covenants in this Section 6.7 shall survive the Asset Closing in respect of Section 6.7(b) and the Equity Closing in respect of Section 6.7(a), as applicable, indefinitely and shall not be subject to any survival limitations otherwise applicable to the representations, warranties, or covenants set forth in this Agreement.

Section 6.8 Specific Covenants. Within the time period(s) after the Closing set forth in Section 6.8 of the Disclosure Schedule, Seller shall comply with the covenants set forth in Section 6.8 of the Disclosure Schedule.

Article VII
NO SURVIVAL; RECOURSE LIMITATIONS; INDEMNIFICATION

Section 7.1 Survival. The representations and warranties of the Sellers, Buyers and ABG contained in this Agreement or in any certificate delivered at or prior to the Equity Closing in connection with the Transactions, and the covenants and agreements of the Sellers, Buyers and ABG required to be performed or fulfilled at or prior to the Equity Closing contained in this Agreement, in each case shall terminate as of the Equity Closing, and none of the Parties nor any of their Affiliates or its or their respective Representatives shall have any recourse against the other Parties, their Affiliates or its or their respective Representatives with respect to such representations, warranties, covenants and agreements; provided, however, that this Section 7.1 shall not limit any claim, right or remedy arising out of or relating to Fraud by any Party. The representations and warranties of Buyers and ABG contained in this Agreement or in any certificate delivered at or prior to the Equity Closing in connection with the Transactions shall survive the Equity Closing for a period of twelve (12) months following the Closing. The covenants and agreements contained in this Agreement that are to be performed after the Equity Closing shall survive the Equity Closing until performed in accordance with their respective terms or, if no time period for performance is contemplated, for a period of five (5) years following the Closing (other than any covenants set out in Section 2.12, Section 6.3(d), Section 7.5, Section 8.2 and Section 8.10, which shall survive indefinitely). For the avoidance of doubt, the indemnification obligations in Section 7.4(d) and the procedural requirements in Section 7.4(f) shall be subject to the survival limitations set forth therein and shall continue in accordance with their respective terms.

Section 7.2 Recourse Limitations.

(a) Subject to Section 7.5 and Section 7.6:

(i) No director, officer, employee, incorporator, manager, member, partner, stockholder, shareholder, Affiliate, parent of, or holder of any equity interest in, any tier, agent, attorney or representative of any Party (each, a “Non-Recourse Person”) shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) to any Buyer Related Person (in the event of any claim by a Buyer Related Person) or any Seller Related Person (in the event of any claim by a Seller Related Person) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of (a) this Agreement or any agreement contemplated hereby, (b) the negotiation or execution of or performance of any obligation under this Agreement or any agreement contemplated hereby, (c) any breach or violation of this Agreement or any agreement contemplated hereby or (d) any failure of the Transactions to be consummated; and each Party hereby waives and releases all such liabilities, Claims and obligations against any such Non-Recourse Person.

(ii) Notwithstanding anything in this Agreement or any of the other agreements contemplated herein to the contrary, each Party further agrees that no recourse under this Agreement or any other agreement contemplated herein will be sought or had against any Non-Recourse Person for any Claims arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d) of Section 7.2, it being expressly agreed and acknowledged that no personal liability or Losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d) of Section 7.2.

(b) Non-Recourse Persons are expressly intended as third-party beneficiaries of this Section 7.2. The provisions of this Section 7.2 shall survive the consummation of the Transactions.

Section 7.3 Exclusivity of Representations and Warranties. Subject to Section 7.6:

(a) Notwithstanding the delivery or disclosure to Buyers or any other Buyer Related Person or the Sellers or any other Seller Related Person, as applicable, of any documentation or other information (written or oral), the representations and warranties made by Parties in Article III, Article IV and Article V (as modified by the Schedules, as applicable) are the exclusive representations and warranties of any kind or nature, express or implied, of the Parties, including as to the condition, value or quality of the Purchased Assets, the Purchased Equity, the Issued Equity (other than as provided for in any Assignment of Units by and among the parties thereto delivered pursuant to Section 2.11 relating to the Issued Equity), the ABG Equity or the financial condition, business, results of operations, assets or liabilities of the Companies and their Subsidiaries, and the Parties hereby specifically disclaim any other representations or warranties. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of the Parties has made any representation or warranty with respect to any projections, forecasts, plans, budgets or other estimates of future revenues, expenses, results of operations, cash flows or financial condition, or any component of any of the foregoing, or any other forward-looking information, regarding the Purchased Assets, the Companies, their Subsidiaries, the Issued Equity, the ABG Equity or the Transactions.

(b) Each Party acknowledges, represents, warrants and agrees, on behalf of itself and the other Buyer Related Persons or Seller Related Persons, as applicable, that other than the representations and warranties expressly set forth in Article III, Article IV and Article V (as modified by the Schedules, as applicable) or as provided for in any Assignment of Units by and among the parties thereto relating to the Issued Equity and delivered pursuant to Section 2.11, (i) no Seller Related Person, Buyer Related Person, or any other Person makes or has made any representation or warranty, and none of the Buyer, the Sellers, the other Buyer Related Persons or the other Seller Related Persons is relying on and hereby disclaims any other representation or warranty, in each case, either express or implied, with respect to the Purchased Assets, the Purchased Equity, the Companies and their Subsidiaries, the Issued Equity, the ABG Equity or the Transactions, and each of the Sellers, on behalf of itself and the other Sellers Related Persons, and Buyers, on behalf of itself and the other Buyer Related Persons, expressly disclaims any and all liability that may be based on any such information, statements or disclosure or errors therein or omissions therefrom, (ii) no Buyer Related Person or Seller Related Person shall have any claim against any Sellers Related Person or Buyer Related Person, respectively, resulting from any statements, information, documents or materials provided or made available to any Buyer Related Person or Seller Related Person, whether orally or in writing, including any such projections, forecasts, estimates, plans, budgets or other forward-looking information, or any material provided in any “data room”, confidential information memorandum, management presentation, due diligence discussion or in any other form in expectation of the Transactions, and any such claim is hereby expressly waived, and (iii) each of the Buyers, on behalf of itself and the other Buyer Related Persons, and each of Sellers, on behalf of itself and the other Seller Related Persons acknowledges and agrees to the other Parties’ express disavowal and disclaimer of any other representations and warranties and/or errors or omissions in any materials, in each case, as set forth in clauses (i) and (ii) above.

(c) Notwithstanding anything to the contrary in this Agreement or otherwise, the Canadian Company is issuing, and the Equity Seller is subscribing for, the Subscribed Equity “AS IS, WHERE IS” without any express or implied representation, warranty or indemnity as between such Parties.

Section 7.4 Indemnification.

(a) Indemnities. Subject to the limitations provided in Section 7.4(c):

(i) The Sellers shall jointly and severally indemnify and save the Buyer Related Persons harmless for and from, and shall pay for, any Losses suffered by, imposed upon or asserted against any Buyer Related Person as a result of, in respect of, connected with or arising out of, under or pursuant to:

(1) any failure of any Seller to perform or fulfill any of its covenants under this Agreement;

(2) any Excluded Liability; and

(3) any of the matters set forth in Section 7.4(a)(i)(3) of the Disclosure Schedule, provided that under no circumstances shall Sellers have any liability to any Buyer Related Person under this Section 7.4(a) for, and the Buyer Related Persons shall not have the right to claim or recover from Sellers, any damages calculated using a “multiplier” or any other such method having a similar effect, whether foreseeable or unforeseeable, howsoever caused or on any theory of liability, except to the extent awarded to a third party.

(ii) Equity Buyer shall indemnify and save the Seller Related Persons and the IP Buyer Related Persons harmless for and from, and shall pay for, any Losses suffered by, imposed upon or asserted against any Seller Related Person or any IP Buyer Related Person as a result of, in respect of, connected with or arising out of, under or pursuant to:

(1) any failure of Equity Buyer to perform or fulfill any of its covenants under this Agreement; or

(2) any breach, default or violation of any representation or warranty of Equity Buyer in Article V.

(iii) ABG and IP Buyer shall jointly and severally indemnify and save the Seller Related Persons and the Equity Buyer Related Persons harmless for and from, and shall pay for, any Losses suffered by, imposed upon or asserted against any Seller Related Person or any Equity Buyer Related Person as a result of, in respect of, connected with or arising out of, under or pursuant to:

(1) any failure of IP Buyer or ABG to perform or fulfill any of its covenants under this Agreement; or

(2) any breach, default or violation of any representation or warranty of IP Buyer or ABG in Article V.

(iv) The liability of each Buyer under this Agreement, including with respect to any breach of its representations, warranties, covenants or agreements contained herein, shall be several and not joint and several, and no Buyer shall have any liability for any breach by the other Buyer or ABG of the representations, warranties, covenants or agreements of such other Buyer or ABG under this Agreement.

(b) Materiality Scrape. For purposes of determining whether there is a breach of representations and warranties given by any Party and calculating Losses pursuant to this Section 7.4, such representations and warranties will be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words or expressions “material,” “materially,” “Material Adverse Effect,” “immaterial,” “in all material respects” or words or expressions of similar import.

(c) Limitations on Liability. Subject to Section 7.6:

(i) The maximum aggregate liability of any Party for Losses pursuant to Section 7.4(a) shall not exceed the Asset Purchase Price less the Subscription Price, actually received by the Sellers.

(ii) Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of any Person to mitigate any Losses which it may suffer or incur by reason of the breach by a Party of any representation or warranty or its breach of any covenant hereunder.

(iii) No Person shall be entitled to double recovery for any claim even though the claim may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by any Party in this Agreement.

(iv) No Equity Buyer Related Person shall be entitled to indemnification under Section 7.4(a) for any Loss (or portion thereof) to the extent such Loss has actually been taken into account in a manner that increases the Subscription Price (as finally adjusted pursuant to Section 2.9).

(d) Survival.

(i) The obligation of indemnification set out in Section 7.4(a) shall survive Closing and continue in full force and effect indefinitely, except for the obligations of indemnification arising from Section 7.4(a)(i)(1), Section 7.4(a)(ii) and Section 7.4(a)(iii), which will be subject to the limitations regarding survival of representations and warranties, and covenants, set forth in Section 7.1.

(ii) Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) or any other statute, the period within which an Indemnitee may commence a proceeding in respect of a Claim for indemnification will be two (2) years from and after the date on which the Indemnitor received notice of such Claim for indemnification from the applicable Indemnitee; provided that the Indemnitor received such notice prior to the end of the applicable time period specified in this Section 7.4(d). For the avoidance of doubt, the two (2) year period in the preceding sentence is a limitation on the time to commence a proceeding following notice and shall not reduce, limit or otherwise affect the survival periods set forth in this Section 7.4(d). Notwithstanding anything to the contrary contained herein, the survival periods set forth in this Section 7.4(d) shall be tolled with respect to any Claim for indemnification for which notice has been given to the Indemnitor prior to the expiration of the applicable survival period, until such Claim has been finally resolved. Any applicable limitation period is extended or varied to the full extent permitted by Law to give effect to this Section 7.4(d).

(e) Purchase Price Adjustment. Any payment made by any Seller as an Indemnitor pursuant to Section 7.4(a) will constitute a dollar-for-dollar decrease of the Asset Purchase Price and any payment made by Buyer as an Indemnitor pursuant to Section 7.4(a) to any Seller will constitute a dollar-for-dollar increase of the Asset Purchase Price.

(f) Third-Party Claims

(i) If any Person who is entitled to indemnification under this Section 7.4 (an “Indemnitee”) receives written notice or otherwise becomes aware of the assertion or commencement by a third party of any claim or Proceeding (a “Third-Party Claim”) with respect to any matter for which a Party (an “Indemnitor”) is or may be obligated to provide indemnification pursuant to this Agreement, then the Indemnitee shall promptly, and in any event within thirty (30) days after receipt of notice of such Third-Party Claim, provide written notice thereof to the Indemnitor, including a description in reasonable detail of the Third-Party Claim, the amount of Losses that have been or may be incurred by the Indemnitee in connection therewith, and any other relevant information in the Indemnitee’s possession relating thereto; provided, however, that any failure to give such notice or any delay in giving such notice shall not relieve the Indemnitor of its indemnification obligations except to the extent (and only to the extent) that such delay actually prejudiced the defenses available to the Indemnitor or materially increased the amount of liability borne by the Indemnitor.

(ii) The Indemnitor shall have the right, exercisable by written notice to the Indemnitee within thirty (30) days after receipt of notice of such Third-Party Claim, to assume and thereafter conduct the defense, negotiation and settlement of such Third-Party Claim, provided that:

(1) Such defense, negotiation and settlement shall be undertaken diligently and at the sole cost of the Indemnitor and, if the Indemnitee has elected to participate in the defense, negotiation and settlement of such Third-Party Claim, in cooperation with the Indemnitee.

(2) The Indemnitor shall acknowledge in writing its obligation to indemnify and save harmless the Indemnitee in respect of such Third-Party Claim, subject to the limitations contained herein.

(3) The counsel chosen by the Indemnitor must be approved by the Indemnitee (such approval not to be unreasonably withheld, conditioned or delayed).

(4) The Indemnitee shall be entitled to participate in (but not control) the defense, negotiation and settlement of such Third-Party Claim, including by retaining counsel of its own choosing at its own expense; provided, however, that if in the reasonable opinion of counsel to the Indemnitor, a conflict of interest exists between the Indemnitor and the Indemnitee that would make such separate representation advisable and, subject to Section 7.4(f)(ii)(5), the Indemnitee consents in writing to the defense, negotiation and settlement of such Third-Party Claim by the Indemnitor, the reasonable fees and expenses of one separate counsel retained by the Indemnitee in each applicable jurisdiction shall be borne by the Indemnitor.

(5) If, notwithstanding anything to the contrary in this Agreement or otherwise, (a) the Indemnitor is also a party to the Third-Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate, (b) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, or (c) such Third-Party Claim relates to (i) Tax matters that may be expected to have a material impact on Taxes of any of the Companies or their Subsidiaries for any Tax period (or portion thereof) beginning on or after the Closing Date, (ii) any matter that represents or involves a material reputational risk for any of the Buyers, their Affiliates or the Companies and their Subsidiaries, (iii) any matter that seeks injunctive, equitable or other non-monetary relief, (iv) any matter that involves criminal or quasi-criminal allegations, or (v) any matter that involves a material commercial counterparty to any of the Companies or their Subsidiaries, then the Indemnitor shall not be entitled to conduct the defense, negotiation and settlement of such Third-Party Claim.

(6) The Indemnitor shall not be entitled to conduct the defense, negotiation and settlement of such Third-Party Claim if such Third-Party Claim is indemnifiable under the R&W Insurance Policy and such Third-Party Claim has not been denied coverage thereunder.

(7) The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise such Third-Party Claim or consent to the entry of any judgment with respect thereto unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnitee from all liabilities arising out of or relating to such Third-Party Claim, (ii) does not require any admission of fault or liability by the Indemnitee, and (iii) involves only the payment of money in respect of such Third-Party Claim for which the Indemnitee is entitled to indemnification under this Agreement (provided that such payment is made by the Indemnitor simultaneously with the entering into of such settlement, compromise or consent) and does not impose any other obligation, restriction, covenant, condition or term (including any injunctive or other non-monetary relief) on the Indemnitee or any of its Affiliates.

(8) The Indemnitor shall keep the Indemnitee reasonably informed of the status of any Third-Party Claim for which it has assumed the defense.

(iii) If the Indemnitor elects to assume the defense of a Third-Party Claim in accordance with this Section 7.4(f), then, so long as the Indemnitor is diligently contesting such Third-Party Claim, the Indemnitee shall (i) reasonably cooperate with the Indemnitor and its counsel in connection with the defense, negotiation and settlement of such Third-Party Claim, including by making available to the Indemnitor all relevant personnel, records, documents and information in its possession or control as may be reasonably requested by the Indemnitor (in each case, in a manner that does not unreasonably interfere with the operations of the Indemnitee), and (ii) not compromise or settle, or consent to the entry of any judgment with respect to, any such Third-Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed), unless the Indemnitee waives its right to indemnification by the Indemnitor in respect of such compromise, settlement or consent.

(iv) If the Indemnitor elects not to assume the defense of a Third-Party Claim within the thirty (30) day period referred to above or fails to conduct such defense in a diligent manner, the Indemnitee shall have the right to conduct the defense thereof with counsel of its choosing at the expense of the Indemnitor; provided, that (i) the Indemnitor shall be entitled to participate in the defense of any such Third-Party Claim (at its sole cost), (ii) the Indemnitee shall keep the Indemnitor reasonably informed of the status of such Third-Party Claim, and (iii) the Indemnitee shall not compromise or settle, or consent to the entry of any judgment with respect to, any such Third-Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed).

(g) Third Party Beneficiaries. Each Party acknowledges that the other Party is acting as trustee and agent for the other Buyer Related Persons or Seller Related Persons, as the case may be, on whose behalf and for whose benefit the indemnity in Section 7.4, is provided and that such other Buyer Related Persons or Seller Related Persons shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each Party agrees that the other Party may enforce the indemnity for and on behalf of such other Buyer Related Persons or Seller Related Persons and, in such event, the Party from whom indemnification is sought will not in any Proceeding to enforce the indemnity by or on behalf of such other Buyer Related Persons or Seller Related Persons assert any defence based on the absence of authority or consideration or privity of Contract and irrevocably waives the benefit of any such defence.

Section 7.5 Guarantee.

(i) Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Buyer Related Persons the observance and due, punctual and complete performance and discharge by each Seller of all of its obligations under this Agreement (including payment in full of any amounts payable by each Seller hereunder), according to the terms hereof and as from time to time amended, modified or supplemented in accordance with the terms hereof (collectively, the “Guaranteed Obligations”).

(ii) Guarantor hereby agrees that his obligations hereunder shall be unconditional, irrespective of, and not in any way affected by (i) the validity or enforceability of this Agreement against any Seller, (ii) any waiver, change, modification or amendment of this Agreement, (iii) the absence of any action or proceeding by or on behalf of any Buyer to enforce this Agreement, (iv) the recovery of any judgment, order or ruling against any Seller or any other Person or any action or proceeding to ensure the same, (v) the failure of any Buyer to resort to, foreclose upon, or exhaust any other security or recourse available to any Buyer in connection with this Agreement, (vi) any bankruptcy, insolvency, dissolution, liquidation, or reorganization of, or similar proceedings involving any Seller or any related party, (vii) any Buyer’s exercise or non-exercise or delay in exercising any of its rights under this Section 7.5, (viii) any assignment of this Agreement, (ix) the existence of any claim, setoff or other right that any Buyer may have against any Seller or any other Person, or (x) any other circumstance, occurrences or events which may otherwise constitute a legal or equitable discharge or defense of Guarantor or which may otherwise limit recourse against Guarantor other than the defense that the obligations guaranteed under this section have been paid or satisfied in full. None of the Buyers shall be required to first bring an action against any Seller to establish its right to payment or performance under this Agreement, and Guarantor acknowledges and agrees that each Buyer shall be entitled to enforce directly against him any of the Guaranteed Obligations. To the fullest extent permitted by applicable Law, Guarantor waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations and also waives promptness, diligence, notice of acceptance of this guarantee and of the Guaranteed Obligations and notice of protest for nonpayment. The obligations guaranteed under this Section 7.5 shall be joint and several obligations as it pertains to Guarantor and each Seller. No Buyer shall be obligated to file any claim related to the Guaranteed Obligations in the event that any Seller becomes subject to a bankruptcy, insolvency, dissolution, liquidation, or reorganization of, or similar proceedings and the failure of any Buyer to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment to any Buyer hereunder is rescinded or must otherwise be returned for any reason whatsoever in accordance with the terms hereof, Guarantor shall remain liable hereunder as if such payment had not been made. This is a guarantee of payment and performance and not collection.

(iii) This Section 7.5 shall continue to be effective if any Seller merges, amalgamates or consolidates with or into another Person, loses its separate legal identity, experiences a change in ownership or control, or ceases to exist.

Section 7.6 Fraud. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claim, right or remedy against any Person arising out of or relating to Fraud.

Article VIII
MISCELLANEOUS

Section 8.1 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, together, constitute the sole and entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Ancillary Agreements or the Confidentiality Agreement. This Section 8.1 shall not be deemed to be an admission or acknowledgment by any of the Parties that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Section 8.2 Assignment. Neither this Agreement nor any right, interest or obligation hereunder, shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing or anything contained herein, Buyers, on behalf of themselves and the other Buyer Related Persons, acknowledges and agrees that the Sellers may, at any time following the Closing, unconditionally and absolutely assign, including in connection with a dissolution of a Seller and/or its direct and indirect partners, any and all rights, interests or obligations hereunder, if any, to one or more direct or indirect members, partners, stockholders, shareholders, Affiliates, parent of, or holders of any equity interest in, any tier, of Sellers without the consent of the Buyers, provided that the Sellers shall remain jointly and severally liable with any such assignees for all their obligations under this Agreement, and the Buyers hereby consent to any such assignment. Notwithstanding the foregoing or anything contained herein, each of the Sellers, on behalf of themselves and the other Seller Related Persons, acknowledges and agrees that each Buyer may, at any time following the Closing, unconditionally and absolutely assign any and all rights, interests or obligations hereunder, if any, to any Affiliate thereof, any purchaser of the securities or assets of such Buyer, or any lender of such Buyer, without the consent of the Sellers or the other Buyer, provided that such Buyer shall remain jointly and severally liable with any such assignee for all its obligations under this Agreement, and the Sellers hereby consent to any such assignment. Any attempted assignment of this Agreement, or any rights, interests or obligations hereunder, not in accordance with the terms of this Section 8.2 shall be null and void.

Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when received if given in person or by courier or a courier service, registered or certified mail, return receipt requested or (b) on the date of transmission if sent by electronic mail (to the extent such electronic mail address is set forth below or otherwise designated by a Party pursuant to this Section 8.3 and provided that a delivery receipt message is received by the sender) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(a) To IP Buyer or ABG:

c/o Authentic Brands Group, LLC
1411 Broadway, 21st Floor

New York, NY 10018

Attention: Jay Dubiner
E-mail: jdubiner@authentic.com

with a copy (which shall not constitute notice to IP Buyer) to:

Osler, Hoskin & Harcourt LLP

100 King Street West, Suite #6300

Toronto, Ontario M5H 1H1

Attention: Jeremy Fraiberg / Brian Gray
E-mail: jfraiberg@osler.com / bgray@osler.com

(b) To Equity Buyer:

c/o Vince Holding Corp.
500 Fifth Ave, 20th Floor
New York, NY 10110

Attention: General Counsel
E-mail: legal@vince.com

with a copy (which shall not constitute notice to Equity Buyer) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Craig E. Marcus
E-mail: Craig.Marcus@ropesgray.com

and

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 41st Floor

Montréal Quebec H3B 3V2

Attention: Antoine Champagne
E-mail: achampagne@stikeman.com

(c) To Sellers or Guarantor:

C/O October’s Very Own ULC

10960 WILSHIRE BLVD 5TH FLOOR

LOS ANGELES CA 90024

Attention: Legal
E-mail: andrew.sahn@dreamcrew.com

with a copy (which shall not constitute notice to Sellers) to:

Willkie Farr & Gallagher LLP
2029 Century Park East
Los Angeles, CA 90067 2905

Attention: Alan Epstein / Payom Pirahesh /Bryan Kelly
E-mail: AEpstein@willkie.com / PPirahesh@willkie.com / BKelly@willkie.com

and

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7

Attention: Jamie Firsten / Hari Marcovici / Danielle Levesque
E-mail: jfirsten@goodmans.ca / hmarcovici@goodmans.ca /

dlevesque@goodmans.ca

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 8.5 Construction; InterpretationThe term “this Agreement” means this Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed as if drafted jointly by the Parties. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (e) references to “$” or “dollar” or “US$” shall be references to U.S. dollars. Where a reference in this Agreement is made (i) to any agreement (including this Agreement), Contract or Law, such reference shall be to (except as context may otherwise require) the agreement, Contract or Law, as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof) and (ii) to any Law, such reference shall also be to any rules or regulations promulgated thereunder. Any reference in this Agreement to a Person includes its trustees, heirs, administrators, liquidators, executors, successors and permitted assigns. All capitalized terms used in the Schedules have the meanings ascribed to them in this Agreement. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day. When computing any time period in this Agreement, the following rules shall apply: (1) the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; and (2) any day that is not a Business Day shall be included in the calculation of the time period; however, if the day of the deadline or expiry of the time period falls on a day which is not a Business Day, the deadline or time period shall be extended to the next following Business Day. The phrases “delivered”, “made available”, “furnished” and phrases of similar import mean that the information or document referred to has been posted and made available to the Buyers or their Representatives no later than three (3) Business Days prior to the date hereof through the “Project Forever” virtual data room hosted on Donnelley Financial Solutions’ Venue.

Section 8.6 Exhibits and Schedules. All exhibits and Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any information disclosed in any Schedule shall be deemed to be made for purposes of the Section of this Agreement to which such Schedule corresponds in number and any Section of this Agreement to which such disclosure is related if it is manifestly apparent on the face of such disclosure that it also pertains to such other Section of this Agreement. The inclusion of any specific item in any section of the Schedules is not intended to imply that the item so included is material or constitutes a Companies Material Adverse Effect (unless such item is disclosed in response to a representation and warranty that requires the disclosure of material items or a Companies Material Adverse Effect). The Schedules and the information and disclosures contained therein do not constitute or imply, and shall not be construed as, (a) an admission of any liability or obligation of Sellers or any of their Affiliates, (b) a standard for what is or is not in the Ordinary Course of Business or any other standard contrary to the standards contained in the Agreement (except, in each case, to the extent that such information or disclosure is disclosed in response to a representation or warranty that requires disclosure using such standard), or (c) an expansion of the scope or effect of any of the representations, warranties and covenants set out in the Agreement. Disclosure of any information in the Schedules that is not strictly required under this Agreement has been made for informational purposes only.

Section 8.7 No Third-Party Beneficiaries. Subject to Section 8.2, this Agreement is binding upon, inures to the benefit of and is enforceable by each Party and its successors and permitted assigns and, except as provided in Section 6.3, Section 7.2, Section 7.4 and Section 8.10 (which, without limiting their terms, are intended as stipulations for the irrevocable benefit of the Director Indemnified Parties, Willkie, Goodmans and the other Persons identified as being third-party beneficiaries of Section 6.3, Section 7.2, Section 7.4 and Section 8.10 (collectively, the “Beneficiaries”)), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Parties acknowledge to each of the Beneficiaries their direct rights against the applicable Party under Section 6.3, Section 7.2, Section 7.4 and Section 8.10, which are intended for the benefit of, and shall be enforceable by, each applicable Beneficiary and as applicable, his or her heirs, his, her or its successors and assigns or legal Representatives.

Section 8.8 Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement shall remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 8.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by electronic signature delivered by electronic transmission (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any Party, the other Party shall re-execute the original form of this Agreement and deliver such form to the requesting Party. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.10 Legal Representation. Each of IP Buyer, on behalf of itself and its other Buyer Related Persons, and Equity Buyer, on behalf of itself and its other Buyer Related Persons (including after the Equity Closing Time, the Companies and their Subsidiaries), acknowledges and agrees that Sellers, the Companies, their Subsidiaries and certain of their Affiliates have retained Willkie Farr & Gallagher LLP (“Willkie”) and Goodmans LLP (“Goodmans”) to act as their counsel in connection with the transactions contemplated hereby and that Willkie or Goodmans have not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of Willkie or Goodmans for conflict of interest or any other purposes as a result thereof. Buyers hereby agree that, in the event that a dispute arises between Buyers or any of their Affiliates (including, in respect of the Equity Buyer after the Equity Closing Time, the Companies and their Subsidiaries) and Sellers, or any of their Affiliates (including, in respect of the Equity Seller prior to the Equity Closing Time, the Companies or their Subsidiaries), Willkie and Goodmans may represent Sellers or any such Affiliate (other than the Companies or their Subsidiaries) in such dispute even though the interests of Sellers or such Affiliate may be directly adverse to Buyers or any of its Affiliates (including, in respect of the Equity Buyer after the Equity Closing Time, the Companies or their Subsidiaries), and even though Willkie or Goodmans may have represented the Companies or their Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyers, the Companies or their Subsidiaries. Buyers and the Companies hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that Willkie or Goodmans has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (b) agree that, in the event that a dispute arises after the Equity Closing Time between Buyers or any of its Affiliates (including, in respect of the Equity Buyer after the Equity Closing Time, the Companies or their Subsidiaries) and Sellers, Willkie and Goodmans may represent any such party in such dispute even though the interest of any such party may be directly adverse to Buyers or any of its Affiliates (including, in respect of the Equity Buyer after the Equity Closing Time, the Companies or their Subsidiaries), and even though Willkie and Goodmans may have represented the Companies or their Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyers, the Companies or their Subsidiaries. Buyers further agree that, (i) as to all communications between Willkie or Goodmans, on the one hand, and Sellers and their Affiliates (other than the Companies and their Subsidiaries), on the other hand, that relate in any way to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege, in each case, in respect of such communications belong to Sellers or such Affiliates and may be controlled by Sellers or such Affiliates and shall not pass to or be claimed by Buyers, the Companies or their Subsidiaries, and (ii) as to all communications between Willkie or Goodmans, on the one hand, and the Companies or their Subsidiaries, on the other hand, that relate in any way to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to evidentiary privilege, in each case, in respect of such communications belong to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Buyers, the Companies or their Subsidiaries. Buyers agree to take, and to cause its Affiliates to take, all commercially reasonable steps necessary to implement the intent of this Section 8.10. The Parties hereto further agree that Willkie, Goodmans and their respective partners and employees are third party beneficiaries of this Section 8.10.

Section 8.11 Governing Law; WAIVER OF JURY TRIAL.

(a) This Agreement is governed by, and will be interpreted and enforced in accordance with, the Laws of the Province of Ontario without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the Province of Ontario and the federal Laws of Canada applicable therein.

(b) Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom), and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11.

Section 8.12 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.12 shall be void. For the avoidance of doubt, the Buyers may amend or modify this Agreement by a written agreement executed and delivered by each of them, without the consent of the Sellers, solely to the extent that such amendment or modification (i) relates to the rights or obligations as between the Buyers and (ii) does not affect any rights or obligations of the Sellers.

Section 8.13 Time of the Essence. With respect to all dates and time periods set forth or referenced in this Agreement, time is of the essence.

Section 8.14 Extension; Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party contained herein, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document, certificate or writing delivered by any other Party pursuant hereto, or (c) waive compliance by any other Party with any of the agreements or conditions contained herein, provided that, in each case, any such extension or waiver in favour of any Seller shall be approved by both Buyers. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Specific Performance. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

IP BUYER:	ABG-OVO LLC
	Per:	/s/ Jay Dubiner
Name: Jay Dubiner
Title: Chief Legal Officer

ABG:	AUTHENTIC BRANDS GROUP, LLC
	Per:	/s/ Jay Dubiner
Name: Jay Dubiner
Title: Chief Legal Officer

IP SELLER:	OCTOBER’S VERY OWN IP HOLDINGS
	Per:	/s/ Derek Jancar
Name: Derek Jancar
Title: Authorized Signatory

EQUITY BUYER:	OWL OPCO, LLC
	Per:	/s/ Brendan Hoffman
Name: Brendan Hoffman
Title: Authorized Officer

EQUITY SELLER:	OCTOBER’S VERY OWN ULC
	Per:	/s/ Derek Jancar
Name: Derek Jancar
Title: Authorized Signatory

COMPANIES:	OCTOBER’S VERY OWN MERCHANDISING INC.
	Per:	/s/ Derek Jancar
Name: Derek Jancar
Title: Authorized Signatory

OCTOBER’S VERY OWN MERCHANDISING US INC.
Per:	/s/ Derek Jancar
Name: Derek Jancar
Title: Authorized Signatory

OCTOBER’S VERY OWN MERCHANDISING LTD.
Per:	/s/ Derek Jancar
Name: Derek Jancar
Title: Authorized Signatory

GUARANTOR:
/s/ Aubrey Drake Graham
AUBREY DRAKE GRAHAM